EXHIBIT 10.1

EXECUTION VERSION

SHARE SALE AND TRANSFER AGREEMENT

ENTERED INTO BY AND BETWEEN

BWIN.PARTY SERVICES (AUSTRIA) GMBH
Marxergasse 1B / Untere Viaduktgasse 4, 1030 Vienna
AUSTRIA

AS SELLER

AND

SHUFFLE MASTER INTERNATIONAL, INC.
1106 Palms Airport Drive, Las Vegas, Nevada 89119

AS PURCHASER

DATED
March 5 2012

Table of Contents

1.	Interpretation	6
1.1	Definitions	6
1.2	Schedules	18
1.3	Information	19
1.4	Headings	19
1.5	Knowledge	19
2.	SALE AND TRANSFER OF SHARES	19
3.	CONSIDERATION, SECURED FUNDING	20
3.1	Purchase Price	20
3.2	Purchase Price Adjustment	21
3.3	Default Interest	28
3.4	No Right to Set-Off	28
3.5	Parent Guarantees	28
3.6	Network Security Deposits	28
4.	WARRANTIES OF SELLER	29
5.	GENERAL MATTERS RELATING TO WARRANTIES and covenants	29
5.1	General	29
5.2	Specific Other Aspects of Claims	32
5.3	No Double Remedies	36
6.	WARRANTIES OF PURCHASER	36
6.1	Due incorporation	36
6.2	Authority	36
6.3	No violation	37
6.4	Funding	37
6.5	No antitrust clearances	37
6.6	Expiration	37
7.	CONDITIONS PRECEDENT TO CLOSING	38
7.1	Conditions Precedent	38
7.2	Long-Stop Date	42
7.3	Efforts to Fulfil the Conditions Precedent	42
8.	PRE-CLOSING COVENANTS	43
8.1	Conduct	43
8.2	Regulatory Filings; Other Actions	46

8.3	Advice of Changes	48
8.4	Continued Access to Information	49
8.5	No Other Negotiations	49
8.6	Tax Matters	50
9.	CLOSING	51
9.1	Closing Date	51
9.2	Documents to be executed or delivered and actions to be taken	51
9.3	Right to Rescind	55
10.	Post-Closing Covenants	58
10.1	Exoneration	58
10.2	Post-Closing Measures	58
10.3	Patent License Agreement	58
10.4	Restrictions on Use of Business Customer Data	58
11.	ANNOUNCEMENTS	60
12.	PAYMENTS, COSTS AND EXPENSES	60
12.1	Costs of agreement	60
12.2	Costs of transaction	60
13.	GOVERNING LAW	61
14.	ARBITRATION	61
14.1	Arbitration agreement	61
14.2	Exceptions from venue	61
14.3	Scope of arbitration clause	61
14.4	Costs of arbitration	61
14.5	Specific performance, injunctive relief	62
14.6	Applicable law	62
15.	MISCELLANEOUS	62
15.1	Amendments	62
15.2	No assignment	62
15.3	Nomination right	62
15.4	Severability	63
15.5	Entire agreement	63
15.6	Notices	64

List of Schedules

Schedule 1.1-B	Kahnawake Migration Activities
Schedule 3.1	Working Capital and Net Debt
Schedule 3.5-A	Parent Guarantee - Purchaser
Schedule 3.5-B	Parent Guarantee - Seller
Schedule 4	Warranties of Seller
Schedule 4 Part 4.2	List of Subsidiaries and share capital of Subsidiaries
Schedule 4 Part 7	Material Contracts
Schedule 4 Part 12	List of Insurances
Schedule 4 Part 14	Unaudited Financial Statements
Schedule 7.1.6	Governmental Authority Consents
Schedule 7.1.7	Third Party Consents
Schedule 7.1.7	Gaming Regulatory Measures (Gaming Permits)
Schedule 7.1.7	Gaming Regulatory Measures (License Surrenders)
Schedule 7.1.8	Gaming Regulatory Measures (Dissociations)
Schedule 7.1.8	Gaming Regulatory Measures (Notices of Dissociation)
Schedule 7.1.8	Gaming Regulatory Measures (Amended Contracts)
Schedule 7.1.8	Gaming Regulatory Measures (Filtered Jurisdictions)
Schedule 9.2(f)	Transition Services Agreement
Schedule 9.2(g)	Tax Deed
Schedule 10.3	License Agreement

THIS SHARE SALE AND TRANSFER AGREEMENT (the "Agreement") is entered into by and between the following Persons (as defined below):

(1)
bwin.party services (Austria) GmbH is a limited liability company incorporated and existing under the laws of Austria, having its registered office and principal place of business in Vienna, Austria and business address Marxergasse 1B / Untere Viaduktgasse 4, 1030 Vienna, Austria, registered with the Commercial Court of Vienna under the registration number FN 351580 f (the "Seller");

and

(2)
Shuffle Master International, Inc. is a corporation incorporated and existing under the laws of Nevada, having its registered office and principal place of business in Nevada and business address at 1106 Palms Airport Drive, Las Vegas, Nevada 89119 (the "Purchaser").

PREAMBLE

WHEREAS, Ongame Network Ltd. is a limited liability company incorporated and existing under the laws of Gibraltar, having its registered office and principal place of business in Gibraltar and business address at Suite 1 2nd Floor International House, 16 Bell Lane, Gibraltar and registered with the Registrar of Companies in Gibraltar under the registration number 89063 (the "Company");

WHEREAS, the Company operates a B2B online poker business (the "Business"). Pursuant to this Agreement, the Seller wishes to sell and the Purchaser wishes to purchase the entire issued share capital of the Company and thereby acquire Business;

WHEREAS, the Company (i) directly owns 100% (one hundred per centum) of the shares in Ongame Services AB, a limited liability company incorporated and existing under the laws of Sweden, having its registered office and principal place of business in Stockholm and business address at Västra Järnvägsgatan 3, 111 64 Stockholm registered with the Swedish Companies Registration Office under the registration number 556851-7824 ("Ongame Services") and (ii) indirectly, through Ongame Services, owns 100% (per centum) of the shares in Ongame Markets AB, a limited liability company incorporated and existing under the laws of Sweden, having its registered office and principal place of business in Stockholm and business address at Västra Järnvägsgatan 3, 111 64 Stockholm registered with the Swedish Companies Registration Office under the registration number 556725-7745 ("Ongame Markets")"; further, the Company (iii) directly owns 99,9 % and indirectly, through Ongame Services an additional 0,1%, of the shares, together constituting 100% (per centum) of the shares in Ongame Markets Malta Plc, a limited liability company incorporated and existing under the laws of Malta, having its registered office and principal place of business in Ta' Xbiex, Malta and business address at Suite A, Dolphin Court A (Office 6304), Embassy Way, Ta' Xbiex XBX1071, Malta registered with the Maltese Companies Registration Office under the registration number C 54283 ("Ongame Markets Malta"; the Company's shares in Ongame Services, Ongame Markets and Ongame Markets Malta are hereinafter together referred to as the "Subsidiary Shares").

WHEREAS, the Company has an authorised share capital of EUR 25,000 (euro twenty-five thousand), which is divided into 25,000 ordinary shares of EUR 1 (euro one) each, 350 of which have been allotted and issued to the Seller and all of which are fully paid-up, thereby corresponding to a fully paid-up share capital contribution by the Seller to the Company of EUR 350 (euro three hundred fifty) (the "Shares");

WHEREAS, the Purchaser is engaged in the business of, among other things, leasing, licensing and selling proprietary games, gaming platforms and gaming equipment;

WHEREAS, the Purchaser desires to purchase all (but not only some) of the Shares, and the Seller wishes to sell all of the Shares on the terms and conditions set forth herein;

WHEREAS, the Seller and the Company have furnished the Purchaser with the requisite legal, financial, commercial and technical documents and information in the process of a due diligence review of the Group Companies prior to the date hereof;

NOW THEREFORE, the Purchaser and the Seller hereby agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions shall have the meanings set opposite them below:

"ABGB" means the Austrian Civil Code as amended from time to time;

"Adjustment Amount" means the amount to be calculated in accordance with section 3.2;

"Access Restrictions" has the meaning ascribed to it in schedule 4 section 8.2;

"Affiliate" means with respect to any specified Person, any other Person that, directly or indirectly, is controlled by, controls or is under common control with such first Person. For purposes of this definition, ‘control’ shall include (i) the ownership of 50% or more of the legal or beneficial interest in any Person; or (ii) the legal power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; or (iii) the ability to appoint, directly or indirectly, the majority of its directors or executive officers; or (iv) the ability to exercise, directly or indirectly, a majority of the votes exercisable at a general meeting; or (v) the right to receive, directly or indirectly, a majority of the proceeds arising from: (a) any declaration of a dividend; or (b) a distribution arising in the course of winding up, whether solvent or insolvent, or any return of capital to shareholders or members; and the expressions ‘controlled’ and ‘controls’ shall be construed accordingly;

"Agreement" means this Share Sale and Transfer Agreement including its Preamble and Schedules, which form an integral part hereof;

"Alternative Transaction" means any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of any Group Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination;

"Articles of Association" means the articles of association of the Company as last amended on 20 June 2007;

"Asset Transfer Agreement" means the asset transfer agreement dated 29 July 2011, as amended on 17 August 2011, entered into between bwin Games and Ongame Services pursuant to which all assets and liabilities relating to bwin Games' B2B business have been transferred to Ongame Services;

"Audited Financial Statements" has the meaning ascribed to it in section 7.1.11.

"Auditor Statement" means the statement by the Company's Auditor indicating the Adjustment Amount;

"Basket" has the meaning ascribed to it in section 5.2.3(b).

"Blocked Jurisdictions" has the meaning ascribed to it in section 8.2 of schedule 4;

"Business" has the meaning ascribed to it in the second WHEREAS clause of this Agreement;

"Business Day" means any day other than a day which is a Saturday, Sunday or a statutory or public holiday in Austria and Gibraltar;

"Business Customer" means any licensed business entity other than the Seller that offers access to online poker play through a website or other telecommunication facilities to Customers that interoperate with the online poker platform operated by the Company as part of the Business;

"bwin Games" means bwin Games AB, a limited liability company incorporated and existing under the laws of Sweden, having its registered office and principal place of business in Stockholm and business address at Västra Järnvägsgatan 3, 111 64 Stockholm registered with the Swedish Companies Registration Office under the registration number 556232-3567;

"Claim" means any claim of the Purchaser against the Seller pursuant to section 5;

"Claim Notice" has the meaning ascribed to it in section 5.1.3;

"Closing" has the meaning ascribed to it in section 9.1;

"Closing Date" has the meaning ascribed to it in section 9.1;

"Closing Notice" has the meaning ascribed to it in section 7.1.8(a);

"Company" has the meaning ascribed to it in the first WHEREAS clause of this Agreement;

"Company's Auditor" means KPMG AB or BDO International Limited, as appointed pursuant to the shareholder's meeting of the Company on or after the Closing Date under Gibraltar law;

"Conditions Precedent" has the meaning ascribed to it in section 7.1;

"Contingent Consideration" has the meaning ascribed to it in section 3.1;

"Consulting and Cooperation Agreement" means the Consulting and Cooperation Agreement by and between ElectraWorks Ltd. and the Company and entered into on the Signing Date;

"Current Assets" shall mean the sum of net accounts receivable, Group Receivables Trading Balances, tax authority accounts, prepaid expenses and accrued income, and other current receivables and assets, but excluding cash at bank and on hand, receivables of the Group Companies pursuant to the CQR Agreement and processor clearing accounts, each as prepared on a consistent basis and measured and calculated using the same accounting principles, practices, methodologies and policies in accordance with International Financial Reporting Standards. For the avoidance of doubt, Current Assets shall exclude any Group Balances, amounts deposited with Governmental Authorities in connection with Gaming Approvals or applications, and the Stockholm Office Security Deposit.

"Current Liabilities" shall mean the sum of accounts payable, payroll and social security liabilities, provisions, accruals and deferred income, and other current liabilities, but excluding Network Security Deposits, payables of the Group Companies pursuant to the CQR Agreement, merchant clearing accounts, and bettors' clearing accounts, each as prepared on a consistent basis and measured and calculated using the same accounting principles, practices, methodologies and policies in accordance with International Financial Reporting Standards. For the avoidance of doubt, Current Liabilities shall include all obligations to pay ordinary course bonus or other payments to directors, officers, employees to the extent not reflected in Net Debt or elsewhere in this Agreement, together with the employer portion of any employment Taxes payable in respect of the foregoing, all accrued in accordance with International Financial Reporting Standards. For the avoidance of doubt, Current Liabilities shall not include any amounts relating to any Group Balances.

"Customer" means any individual in receipt of gaming services from a Business Customer;

"Decrease" has the meaning ascribed to it in section 3.2.8;

"Disclosure Letter" means the letter issued by the Seller to the Purchaser delivered concurrently herewith containing certain information on the Group, which information qualifies the Warranties;

"Dissociation" has the meaning ascribed to it in section 7.1.8(b);

"Encumbrance" means and includes any claim, charge, mortgage, pledge, security, lien, option, easement, lease, hypothecation, right to acquire, right of pre-emption, right of conversion, priority, assignment or other third party rights, retention of title, right of first refusal or security interest or other similar third party rights or arrangement of any kind or nature whatsoever, unless provided by statutory laws, regulations or the Articles of Association;

"Estimated Net Debt" has the meaning ascribed to it in section 3.2.10;

"Estimated Working Capital" has the meaning ascribed to it in section 3.2.10;

"Fairly Disclosed" means that the matter or information has been disclosed to the Purchaser (i) in the Disclosure Letter or (ii) in this Agreement (including any Schedules thereto), so as to make any prudent purchaser experienced in transactions of this nature and extent, such as the Purchaser, aware of the existence of any fact or circumstance which would qualify to such extent a Seller's Warranty;

"Fundamental Warranties" means the Warranties given by the Seller pursuant to sections 1 (Authority), 2 (No Violation), 3 (Title) and 4 (Share Capital of and Quota in Company) of Schedule 4;

"Gaming Issue" means Purchaser has been advised by a Gaming Regulatory Authority that the consummation of the transactions contemplated by this Agreement is a cause of concern for such Gaming Regulatory Authority and that such consummation may impact such Purchaser’s or any of Purchaser’s Affiliates’ suitability to continue to hold a Gaming Approval or to receive a Gaming Approval (to the extent Purchaser or such Affiliate is in the process of seeking a Gaming Approval) from such Gaming Regulatory Authority or may otherwise jeopardise its standing as a licensee, which in all cases could result in a significant adverse consequence for the Purchaser or any of its Affiliates (as determined in good faith by the Purchaser);

"Gaming Regulatory Authority" means those international, national, state, local, tribal and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating gaming or gaming activities in any jurisdiction;

"Gaming Approvals" means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions and waivers of or from any Gaming Regulatory Authority;

"Governmental Authority" means any national, federal, regional, state, local tribal, Native American or other governmental body, agency, instrumentality, commission, department, court, ministry, regulatory, self-regulatory, or similar authority or organisation, including governmental authorities of the European Union and including gaming regulatory authorities;

"Group Balances" means any receivables or payables due from or to the Seller or any of its Affiliates, except for Group Receivables Trading Balances.

"Group Receivables Trading Balances" means, if and only to the extent that any underlying trading balances due to any Group Company from bwin.party digital entertainment plc or any of its Affiliates, arising from activity undertaken by bwin.party digital entertainment plc’s or its Affiliates’ customers and labels, is not separately identified in a nominal ledger account, the aggregate amount owed under invoices issued by any Group Company to bwin.party digital entertainment plc or any of its Affiliates for such activity during the preceding calendar month.

"Group" or "Group Companies" means the Company and the Affiliates controlled by it, being Ongame Services, Ongame Markets and Ongame Markets Malta, and "Group Company" means any one of them;

"Hurdle" has the meaning ascribed to it in section 5.2.3(a);

"Specifically Indemnifiable Matter" means any fact, matter, event or circumstance set forth in the Disclosure Letter that is expressly identified as a "Specifically Indemnifiable Matter";

"Increase" has the meaning ascribed to it in section 3.2.8;

"Initial Adjustment Amount" has the meaning ascribed to it in section 3.2.10;

"Initial Purchase Price" has the meaning ascribed to it in section 3.1;

"IPR" means patents, trademarks, service marks, design rights, trade dress, copyright (including copyright in computer software), database rights and rights in know-how, customer lists, supplier lists, proprietary processes and algorithms, in each case, whether registered or unregistered, anywhere in the world, including applications therefor;

"Kahnawake Migration Activities" shall be the activities described on Schedule 1.1-B, involving (i) the migration of all Business Customer data (including but not limited to poker player data, wagering transaction data, wagering settlement data and wagering account debiting/crediting data) from computer servers or other equipment located on any property or premises subject to the jurisdiction of the Kahnawake Gaming Commission to computer servers or equipment in Gibraltar, and (ii) the disposition by all Group Companies of all right, title and interest in or to any computer servers or other equipment located on any property or premises subject to the jurisdiction of the Kahnawake Gaming Commission;

"Kahnawake Permits" has the meaning ascribed to it in schedule 4 section 8.1;

"LIBOR" means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the rate shall be the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data;

"License Agreement" has the meaning ascribed to it in section 10.3;

"License Surrenders" has the meaning ascribed to it in section 8.2(b)(i);

"Long-Stop Date" has the meaning ascribed to it in section 7.2;

"Loss" means all losses (including, without limitation, lost profits), liabilities, damages (including, without limitation, damages adequately attributable or reasonably proximate to the triggering event or circumstances), costs (including, without limitation, legal costs and expenses for professional advisors), quantifiable diminution in value, charges, expenses, actions, fines, penalties, proceedings, claims, remediation, clean-up and removal costs and demands (in each case calculated on a Euro for Euro basis) suffered or sustained by the Purchaser or by any Group Company;

"Material Adverse Change" means the occurrence of a change, effect or event having a Material Adverse Effect;

"Material Adverse Effect" means an individual or cumulative adverse change in or effect on (other than a change or effect directly or indirectly caused by or otherwise attributable to Purchaser’s breach of this Agreement or any other action by Purchaser that violates any applicable law, rule or regulation) the business, customers, customer relations, operations, assets, properties or liabilities of any Group Company individually, or the sum of such adverse changes relating to the Group Companies in the aggregate, which (i) is, or is reasonably expected to have, an effect on the business, properties, working capital, condition (financial or otherwise), assets, properties or liabilities of such Group Company or the Group with an economic effect tantamount to a reduction of the net present value of the Group in excess of EUR 3,500,000 in the aggregate. The Parties agree that any dispute over the magnitude of the reduction of the net present value of the Group attributable to such change or effect shall be resolved by an independent accountant selected pursuant to Section 3.2.7; (ii) prevents Seller from consummating the sale and transfer of Shares hereunder; or (iii) prevents (other than as a result of any restrictions or limitations imposed upon Purchaser by any gaming regulatory authority under whose jurisdiction Purchaser operates) Purchaser from continuing the conduct of each Group Company’s operations following the Closing in substantially the same manner in which it is conducted on the Signing Date and on the Closing Date except as otherwise expressly contemplated by this Agreement;

"Material Contracts" means all contracts to which any Group Company is a party or by which any Group Company is bound that (i) continues for a mandatory period of more than one year from the date hereof and cannot be terminated on one month's or less notice without penalty, (ii) requires payments by any Group Company or a counter party, in the aggregate, in excess of EUR 50,000 or its equivalent, or (iii) pertains to the lease of any real estate in which greater than 25% of the aggregate number of employees of the Group regularly work, or (iv) is in another way material to the undisturbed conduct of the Group Companies' business;

"Necessary IPR" has the meaning ascribed to it in schedule 4 part 11;

"Net Debt" has the meaning ascribed to it in section 3.2.10;

"Normalised Working Capital" has the meaning ascribed to it in section 3.2.10;

"Notice of Disagreement" has the meaning ascribed to it in section 3.2.5;

"Ongame Markets" has the meaning ascribed to it in the third WHEREAS clause of this Agreement;

"Ongame Markets Malta" has the meaning ascribed to it in the third WHEREAS clause of this Agreement;

"Ongame Services" has the meaning ascribed to it in the third WHEREAS clause of this Agreement;

"Party" means any one of the Seller or the Purchaser, and "Parties" means all of them;

"Pension Commitment" means an obligation, liability or commitment (a) to pay a retirement pension, disability pension, pension to surviving dependents or similar pensions to present or former employees or (b) to financially contribute to any insurance, pension fund, plan, trust or similar institution which, in turn, has assumed obligations, liabilities or commitments of the nature described in sub-clause (a) above vis-à-vis its participants or beneficiaries; provided that an obligation of the employer under applicable social security or similar laws to make regular and recurring contributions to social security institutions shall not fall within the definition of Pension Commitments, and provided further that an obligation to pay severance payment shall not constitute a Pension Commitment;

"Permits" has the meaning ascribed to it in Schedule 4 section 8;

"Person" means any individual, firm, company, entity, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver, liquidator, state, regional authority, municipality or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality) and unless specified otherwise, includes its successors and permitted assignees;

"Pre-Closing Straddle Period" shall mean the portion of the Straddle Period ending on the Closing Date;

"Pre-Closing Straddle Period Taxes" shall mean Taxes which accrue in the Pre-Closing Straddle Period. For all purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period;

"Pre-Closing Tax Period" shall include any Tax period ending on or before the Closing Date, including the Pre-Closing Straddle Period;

"Pre-Closing Taxes" shall mean any Taxes of any Group Company relating or attributable to any Pre-Closing Tax Period and, for the avoidance of doubt, any Pre-Closing Straddle Period Taxes, regardless of when a return is required to be filed or such Taxes paid;

"Purchase Price" shall mean the Initial Purchase Price, as adjusted pursuant to this Agreement, together with the Contingent Consideration;

"Purchaser" has the meaning ascribed to it in paragraph (2) above;

"Purchaser’s Auditor" has the meaning ascribed to it in section 3.2.2;

"Reduction in Force" has the meaning ascribed to it in section 8.1(m);

"Responsible Managers" has the meaning ascribed to it in section 1.5;

"Restricted Period" has the meaning ascribed to it in section 10.4;

"Rules" has the meaning ascribed to it in section 14.1;

"Seller" has the meaning ascribed to it in paragraph (1) above;

"Seller’s Auditor" has the meaning ascribed to it in section 3.2.2;

"Settled Claim" has the meaning ascribed to it in section 5.1.3(a);

"Shares" has the meaning ascribed to it in the fourth WHEREAS clause of this Agreement;

"Signing Date" means the date of execution of this Agreement by the Parties;

"Specified Claims" shall mean Claims relating to Specified Warranties;

"Specified Warranties" means the Warranties given by the Seller pursuant to sections 8.2 (Enforcement of Access Restrictions), 11 (IPR) and 13.2 (Sufficiency of Assets) of Schedule 4;

"Stockholm Office Security Deposit" has the meaning ascribed to it in section 9.2(a);

"Straddle Period" shall mean a taxable period beginning on the day following the last complete Tax period ended before the Closing Date and ending after, the Closing Date;

"Subsidiary Shares" has the meaning ascribed to it in the third WHEREAS clause of this Agreement;

"Tax" or "Taxes" means (a) all kinds of taxes whether direct or indirect and whether levied by reference to income, profits, gains, asset values, turnover, added value or other reference, including, all transfer taxes (such as stamp duties, capital transfer tax, real estate transfer tax etc) and (b) all statutory, governmental, state, provincial, local governmental or municipal impositions, duties (including customs duties), contributions (including, without limitation, social security contributions, other wage or salary related duties, contributions to statutory interest groups such as the chambers of commerce and their subdivisions), in each case ((a) and (b)), whenever and wherever imposed and whether imposed by way of a withholding or deduction for account of tax or otherwise and any interest, late interest or penalties thereon;

"Tax Deed" means the tax covenant to be executed at the Closing in the form of schedule 9.2(g);

"Third Party Claim" has the meaning ascribed to it in section 5.2.7;

"Third Party Expenses" has the meaning ascribed to it in section 0;

"Transition Services Agreement" has the meaning ascribed to it in subsection 9.2(f);

"Triggering Event" means the date after which both (A) the federal government (or any branch, department or agency thereof) of the United States and/or any state of the United States (or any branch, department or agency thereof) authorises a Person to commence the offering of real money online poker play to members of the general public residing in a state of the United States and (B) such Person has commenced operations of such online poker play pursuant to a license granted pursuant to the laws, rules or regulations specifically regulating such online poker play. For purposes of the foregoing, the following shall not constitute "real money online poker play": (i) online poker authorised by any Native American jurisdiction, (ii) online poker "play for fun" or online poker that does not involve the wagering of cash, (iii) online poker conducted on a beta, test or otherwise provisional basis, (iv) online poker operated by any Governmental Authority, (v) online poker conducted pursuant to laws, rules or regulations under which the Purchaser and each Group Company are de jure ineligible (only for so long as such ineligibility continues) to receive the requisite license, consent or approval to supply B2B or B2C real money online poker, unless such ineligibility is a consequence of the acquisition of the Shares by the Purchaser from the Seller and related transactions contemplated by this Agreement;

"Unaudited Financial Statements" has the meaning ascribed to it in Schedule 4 Part 14;

"Unlimited Claims" shall mean Claims involving fraud or Wilful Breach and Claims relating to Fundamental Warranties;

"Wilful Breach" shall mean, with respect to any Warranty or covenant, an action or omission (including a failure to cure circumstances or the wilful concealment of information) that the breaching party knows is or would constitute a breach of such Warranty or covenant or any intentional breach or any Warranty or covenant;

"Warranty" means a representation and warranty given, in the case of the Seller pursuant to section 4 or, in the case of the Purchaser pursuant to section 6 and Warranties means all of the respective representations and warranties of a Party together; and

"Working Capital" has the meaning ascribed to it in section 3.2.10.

1.2	Schedules

The Preamble and the Schedules attached hereto form an integral part of the Agreement.

1.3	Information

Any reference to books, records or other information means, in any form, including, but not limited to, paper, electronically-stored data, magnetic media, film and microfilm.

1.4	Headings

The headings in this Agreement are for the purpose of convenience only and do not affect its interpretation and are to be ignored in construing its terms.

1.5	Knowledge

Wherever reference is made to the knowledge of the Seller in this Agreement (or to a matter that a Seller is aware of or to expressions of like impact), such reference shall be interpreted and understood as the actual knowledge of Peter Bertilsson, Peter Messner, Olivia Gorajewski and Martin Lerby or any member of the Seller's or any Group Company’s management board at any time during the thirty (30) day period prior to the date of this Agreement (the "Responsible Managers"), the knowledge that each Responsible Manager would reasonably be expected to obtain in the course of diligently performing his or her duties for the Group Companies and the knowledge that each Responsible Manager would reasonably be expected to have after conducting a reasonable inquiry of all relevant employees of the Group Companies who such Responsible Managers should reasonably believe would have actual knowledge of the matters represented.

2.	SALE AND TRANSFER OF SHARES

2.1
Upon the terms and conditions of this Agreement, the Seller hereby sells and transfers the Shares to the Purchaser and the Purchaser hereby purchases and accepts the transfer of the Shares from the Seller, upon the terms and conditions of this Agreement, with effect as of Closing.

2.2	The Seller herewith grants its approval to the sale and transfer of the Shares as contemplated in section 2.1 above.

2.3
The transfer of the Shares agreed herein takes place with effect as of Closing having been accomplished pursuant to section 9.2. No further document, declaration or deed needs to be executed in order to effect the transfer of the Shares at Closing.

2.4
The Shares are sold and transferred with all rights and obligations attaching to them under Gibraltar law and the Articles of Association, including all rights to dividends in relation to the Shares for all periods as from the Closing Date onwards.

3.	CONSIDERATION, SECURED FUNDING

3.1	Purchase Price

As consideration for the sale and the transfer of the Shares, the Purchaser shall pay to the Seller EUR 19,500,000 plus or minus (as provided in the definition of Initial Adjustment Amount in section 3.2.10) the Initial Adjustment Amount less the absolute value of the Estimated Net Debt (the "Initial Purchase Price").

The Initial Purchase Price shall be paid on the Closing Date free and clear of any cost, commission or other deduction (except for such costs which are imposed on the Seller by its bank for receipt of the funds in the Seller's accounts) by transfer to Seller's bank account communicated by the Seller to the Purchaser at least five (5) Business Days prior to the Closing Date.

As additional consideration for the sale and the transfer of the Shares, the Purchaser shall pay to the Seller the following additional consideration (the "Contingent Consideration"), if and only if the Triggering Event occurs on or before 1,826 days following the Closing Date, in the amount set forth below:

Period in which Triggering Event occurs	Contingent Consideration
On or before 730 days following the Closing Date	EUR 10,000,000
On or after 731 days following the Closing Date and on or before 1,095 days following the Closing Date	EUR 7,000,000
On or after 1,096 days following the Closing Date and on or before 1,461 days following the Closing Date	EUR 5,000,000
On or after 1,462 days following the Closing Date and on or before 1,826 days following the Closing Date	EUR 3,000,000

No Contingent Consideration will be paid if the Triggering Event does not occur on or before 1,826 days following the Closing Date. The Contingent Consideration shall be paid not later than thirty (30) days following the date on which the Triggering Event occurs free and clear of any cost, commission or other deduction (except for such costs which are imposed on the Seller by its bank for receipt of the funds in the Seller's accounts) by transfer to the Seller's account set forth in this section 3.1 (or such other account which may be notified to the Purchaser by the Seller from time to time but not later than ten (10) days prior to the due date of the Contingent Consideration). The Contingent Consideration shall become due and payable once and only once, if at all.

3.2	Purchase Price Adjustment

3.2.1
As soon as reasonably possible following the Closing Date, the Initial Purchase Price shall be adjusted by an amount (the "Adjustment Amount") as determined by the Company's Auditor in the Auditor Statement as per any deviations of Working Capital on the Closing Date from Estimated Working Capital and any deviations of Net Debt on the Closing Date from Estimated Net Debt, determined as provided below.

If Working Capital on the Closing Date is more than EUR 250,000 greater than Normalised Working Capital, the "Actual Working Capital Increase" shall be the amount by which Working Capital on the Closing Date is more than EUR 250,000 greater than Normalised Working Capital and the Actual Working Capital Decrease shall be EUR 0 (nil).

If Working Capital on the Closing Date is more than EUR 250,000 less than Normalised Working Capital, the "Actual Working Capital Decrease" shall be the amount by which Working Capital on the Closing Date is more than EUR 250,000 less than Normalised Working Capital and the Actual Working Capital Increase shall be EUR 0 (nil).

If Working Capital on the Closing Date is neither more than EUR 250,000 greater than Normalised Working Capital nor more than EUR 250,000 less than Normalised Working Capital, the "Actual Working Capital Increase" and the "Actual Working Capital Decrease" shall be EUR 0 (nil).

The Adjustment Amount shall be determined as follows:

increase by
the amount (if any) by which the Actual Working Capital Increase exceeds the Estimated Working Capital Increase;
the amount (if any) by which the absolute value of the Estimated Working Capital Decrease exceeds the absolute value of the Actual Working Capital Decrease;

decrease by
the amount (if any) by which the Estimated Working Capital Increase exceeds the Actual Working Capital Increase;
the amount (if any) by which the absolute value of the Actual Working Capital Decrease exceeds the absolute value of the Estimated Working Capital Decrease;

increase by
the amount of the difference between the absolute value of the Net Debt on the Closing Date and the absolute value of Estimated Net Debt (if Net Debt on the Closing Date is greater than Estimated Net Debt);

decrease by
the amount of the difference between the absolute value of the Net Debt on the Closing Date and the absolute value of Estimated Net Debt (if Net Debt on the Closing Date is less than Estimated Net Debt)

For the avoidance of doubt, with respect to references to Net Debt and Estimated Net Debt above, a negative number with a lesser absolute value is greater than a negative number with a greater absolute value (e.g., -11 is greater than -12).

Any individual position reflected in the Auditor Statement shall be expressed in Euros and, to the extent recorded in the books and records of the Group Companies in currencies other than Euros, be converted at the exchange rate published by the European Central Bank at http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html on the relevant reference date.

3.2.2
The Company's Auditor shall inform the Parties in the Auditor Statement about the Adjustment Amount. The Auditor's Statement shall be delivered to the Parties within 30 (thirty) Business Days after the Closing Date. The Parties shall procure that the Company's Auditor, as well as one auditor designated by the Purchaser (the "Purchaser’s Auditor" which may be the same as the Company’s Auditor) and one auditor designated by the Seller (the "Seller’s Auditor"), are each given all such assistance and access to books and records as they may reasonably request in writing.

3.2.3	The Auditor Statement shall be prepared on the basis of management accounts and closing balance sheet as per the Closing Date.

3.2.4
Unless within a period of 20 (twenty) Business Days after receipt of the Auditor's Statement, either Party notifies the other Party in writing of any disagreement or difference of opinion relating to the Auditor's Statement, the Parties shall be deemed to have accepted the Auditor's Statement as accurate.

3.2.5
If, within the period of 20 (twenty) Business Days referred to in the paragraph 3.2.3 above, either Party has any disagreement or difference of opinion relating to the Auditor's Statement, it shall serve notice to the other Party ("Notice of Disagreement") stating the nature and quantum of the proposed adjustments to the Auditor's Statement and the reasons for the same.

3.2.6
If the Seller and the Purchaser are able to resolve such disagreement or difference of opinion within 30 (thirty) Business Days of the date that the Notice of Disagreement is deemed to be served, the Parties shall be deemed to have accepted as accurate the Auditor's Statement as adjusted to the extent necessitated by the Parties’ resolution. If the Seller and the Purchaser are unable to reach an agreement within 30 (thirty) Business Days of the date that any Notice of Disagreement is deemed to be served, the matter in dispute shall on the application of either the Seller or the Purchaser be referred to the decision of an independent accountant, together with the position of the Purchaser’s Auditor with respect to each proposed adjustment and the position of the Seller’s Auditor with respect to each proposed adjustment, with the request that the independent accountant shall, within 30 (thirty) Business Days of receiving the reference, make, with respect to each proposed adjustment, in light of any views expressed by the Seller and the Purchaser, its own independent determination of such adjustments which reflect the financial position of the Group at the Closing. The Seller and the Purchaser shall procure that the independent accountant is given all such assistance and access to books and records as it may reasonably request. The decision of the independent accountant shall, in the absence of fraud or manifest error, be final and binding on all Parties. The Parties to this Agreement hereby waive any and all claims against the independent accountant with respect to the contents of its decision.

3.2.7
The independent accountant shall be appointed by the President for the time being of the Gibraltar Society of Chartered and Certified Accountants upon request of either the Seller or the Purchaser. The costs of the independent accountant shall be borne by the Parties in accordance with the degree of their success as determined by the independent accountant. The Parties shall instruct the independent accountant at the outset to determine the apportionment of his costs at the conclusion of the matter in accordance with this principle.

3.2.8
Provided that the Adjustment Amount is negative, then the Initial Purchase Price shall be reduced accordingly (the "Decrease") and, provided that the Adjustment Amount is positive, then the Initial Purchase Price shall be increased accordingly (the "Increase").

3.2.9
In the event of a Decrease, the Seller shall pay to the Purchaser, and in the event of an Increase, the Purchaser shall pay to the seller the Adjustment Amount within 10 (ten) Business Days following the date on which such amount is agreed upon by the Parties or, in case of disagreement, the decision of the independent accountant becomes final and binding on them. The Adjustment Amount shall be payable in EUR, in irrevocable and immediately available funds with value date on the date of the wire transfer to the bank account set forth in section 3.1 (in the event of an Increase) or communicated in writing by the recipient of the Adjustment Amount to the respective other Party at least five (5) Business Days prior to the payment date.

3.2.10	For purposes of this section 3.2, the "Initial Adjustment Amount" means an amount as calculated below:

(a)
where Estimated Working Capital is more than EUR 250,000 greater than Normalised Working Capital, the amount by which Estimated Working Capital is more than EUR 250,000 greater than Normalised Working Capital, such amount to be expressed as a positive number (the "Estimated Working Capital Increase"; and the Estimated Working Capital Decrease shall be EUR 0 (nil)); or

(b)
where Estimated Working Capital is more than EUR 250,000 less than Normalised Working Capital, the amount by which Estimated Working Capital is more than EUR 250,000 less than Normalised Working Capital, such amount to be expressed as a negative number (the "Estimated Working Capital Decrease"; and the Estimated Working Capital Increase shall be EUR 0 (nil)); or

(c)
where Estimated Working Capital is neither more than EUR 250,000 greater than Normalised Working Capital nor more than EUR 250,000 less than Normalised Working Capital, EUR 0 (nil) in which case the Estimated Working Capital Increase and the Estimated Working Capital Decrease shall be EUR 0 (nil), and where such amount is a positive number, such amount shall be added to EUR 19,500,000 as part of the calculation of the Initial Purchase Price set out in the first sentence of section 3.1 and where such amount is a negative number, the absolute value of such amount shall be subtracted from EUR 19,500,000 as part of the calculation of the Initial Purchase Price set out in the first sentence of section 3.1.

"Estimated Net Debt" means the Seller’s good faith estimate of Net Debt as of the Closing, as set forth in a written statement delivered to the Purchaser not later than three Business Days prior to the Closing.

"Estimated Working Capital" means the Seller’s good faith estimate of Working Capital as of the Closing, as set forth in a written statement delivered to the Purchaser not later than three Business Days prior to the Closing.

"Net Debt" means the aggregate net debt of the Business, including the line items set out in Schedule 3.1 with an asterisk in the column captioned "Net Debt" (together with any similar or equivalent accounts created in the future) and including the following: cash at bank and on hand, receivables of the Group Companies pursuant to the CQR Agreement, processor clearing accounts, receivables from Seller or any of its Affiliates, payables to Seller or any of its Affiliates, Network Security Deposits, payables of the Group Companies pursuant to the CQR Agreement, merchant clearing accounts, bettors' clearing accounts. For the avoidance of doubt, Net Debt shall include the following items, if required to be accrued in accordance with International Financial Reporting Standards at Closing:

(a) all Group Balances;

(b) all extraordinary bonuses conditioned upon continued employment ("Retention Bonuses") payable to current or former employees or consultants of any Group Company that become due and payable prior to, concurrent with or immediately following the Closing, but shall exclude any such payments that become due and payable after the Closing and other than immediately following the Closing;

(c) all extraordinary bonuses payable to employees or consultants of any Group Company with regard to the Kahnawake Migration Activities to the extent not previously paid;

(d)              all extraordinary payments to Poker Core employees or consultants to the extent not previously paid;

(e)              all Pre-Closing Termination Costs to the extent not previously paid and any Pre-Closing Termination Costs that are payable after the Closing greater than EUR 35,000 or such higher amount as may be agreed in writing with the Purchaser prior to Closing;

(f) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Group Companies, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise;

(g) all deferred indebtedness of the Group Companies for the payment of the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business);

(h) all obligations of the Group Companies to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with International Financial Reporting Standards;

(i) all outstanding reimbursement obligations of the Group Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Group Company;

(j) all guaranties, endorsements, assumptions and other contingent obligations of the Group Companies in respect of, or to purchase or to otherwise acquire, indebtedness of others; and

(k) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by this Agreement.

For the avoidance of doubt, cash as included in Net Debt shall exclude amounts deposited with Governmental Authorities in connection with Gaming Approvals or applications, and the Stockholm Office Security Deposit.

"Normalised Working Capital" means EUR 500,000 (such amount having been agreed by the Parties).

"Working Capital" means the aggregate working capital of the Business comprising the sum of Current Assets and Current Liabilities, including the line items set out in Schedule 3.1 with an asterisk in the column captioned "Working Capital" (together with any similar or equivalent accounts created in the future).

3.3	Default Interest

If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the Party in default shall pay default interest at three months LIBOR plus 500 bps per annum (but not less than 7% per annum) on that sum from but excluding the due date to and including the date of actual payment, to the respective other Parties. Any such default interest shall be calculated and compounded with the principal amount due and outstanding on a daily basis.

3.4	No Right to Set-Off

Subject to the following sentence, any right of the Parties to set-off and/or withhold payments due under this Agreement is hereby expressly waived and excluded. The Purchaser shall be entitled to set-off and/or withhold payments due under this Agreement provided that the relevant claim is a Settled Claim.

3.5	Parent Guarantees

Each Party, prior to or at the Signing Date, shall deliver to the respective other Party a parent guarantee issued by Shuffle Master, Inc. in the case of the Purchaser and by bwin.party digital entertainment plc in the case of the Seller, covering all of the relevant Party's obligations hereunder, to the benefit of the respective other Party in form and substance as set out in Schedule 3.5.

3.6	Network Security Deposits

In this section 3.6, the following definition shall apply:

"Network Security Deposits" means any funds deposited with any Group Company (or any Person nominated by them) by Business Customers to be held by or on behalf of any Group Company and which are so held as security against any Business Customer's failure to pay funds into the Business which would be required to facilitate the operation of an orderly network.

3.6.1
The Seller will indemnify the Purchaser from and against the amount by which the amount of Network Security Deposits taken into account in the calculation of Net Debt is less than the actual amount of Network Security Deposits owed by the relevant Group Companies to the relevant Business Customers.  Seller’s indemnification obligation pursuant to this section 3.6.1 shall be limited to the sum of the Initial Purchase Price (as adjusted pursuant to section 3.2) plus any portions of the Contingent Consideration received by the Seller.

4.	WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Purchaser that, subject to the limitations set out in section 6, the statements set forth in Schedule 4 are true and accurate as of the Signing Date, as of the date of the Closing Notice and as of the Closing Date, unless Fairly Disclosed.

5.	GENERAL MATTERS RELATING TO WARRANTIES AND COVENANTS

5.1	General

5.1.1
The Seller does not represent or make any other representation or warranty other than set forth in section 4. The Seller shall not be liable for any other representation or warranty, expressed or implied, or for the absence of the existence of any other circumstances, matters or events relating to the Shares and the Group Companies, each of their respective businesses or any other matters. The Purchaser confirms that it does not rely on any other representations or warranties from the Seller than the Warranties set forth in section 4 of this Agreement.

5.1.2
Subject to the provisions of this Agreement, the Seller shall indemnify the Purchaser or, at the Purchaser's sole discretion, the relevant Group Company from and against any Loss which the Purchaser or any of the Group Companies suffer as result of (i) any breach of a Warranty or of any covenant of the Seller contained in this Agreement, (ii) any Specifically Indemnifiable Matter, or (iii) the failure of Seller to obtain the third party consent expressly set forth in Schedule 7.1.7 (Third Party Consents). Except as expressly provided in this Agreement, this indemnification shall be the sole remedy of the Purchaser against the Seller for any breach of a Warranty made herein by the Seller. For the purpose of a claim under this clause 5.1.2 the Purchaser shall not be required to demonstrate that the Seller was at fault and the Seller shall have no defence on the basis of the absence of fault. With respect to any fine imposed on or third party claim made against any Group Company as a result of any violation of any gaming-related order, judgment, decree, law, rule, or regulation by Seller or any Group Company, which violation occurred both prior to the Closing and following the Closing, the amount of such fine imposed on or third party claim made against any Group Company subject to Seller’s indemnification obligation shall be limited to the portion of such fine imposed on or third party claim made against any Group Company that is directly related to such violation prior to the Closing, where such apportionment shall take into account, if applicable, (i) the relative periods of time prior to the Closing and following the Closing during which such violation persisted, (ii) the relative quantity of discrete violations, transactions or revenues derived as a result of such violation prior to the Closing and following the Closing, or (iii) such other equitable considerations as are appropriate to effect a reasonable apportionment. Any disputes as to such apportionment shall be settled by arbitration pursuant to section 14.

5.1.3
If the Purchaser gains knowledge of a Claim, the Purchaser shall give the Seller written notice describing in reasonable detail the basis for such Claim within thirty (30) Business Days thereof (a "Claim Notice"). The Claim Notice shall not limit in any way the Purchaser’s rights or remedies and may be updated at any time by the Purchaser’s delivery of an updated Claim Notice. Upon delivery of a Claim Notice, the following shall apply:

(a)
If the breach of Warranty or covenant is capable of remedy in kind, the Seller shall, at its sole and unfettered discretion, be entitled to remedy in kind such breach, at its sole cost and expense, within 30 days after the date on which such Claim Notice is served on the Seller or amended. Such breach shall only be deemed to have been remediated if Seller’s actions put the Purchaser into the same position as had there been no breach of such Warranty or covenant. Upon remediation in kind of such breach, the Claim Notice shall be deemed withdrawn. Alternatively, the Seller may accept a Claim by delivering to the Purchaser a notice of acknowledgement within 30 days after the date on which the Claim Notice is served on the Seller. Upon receipt of such notice, the Purchaser shall be entitled to recovery of the full amount of any Loss subject to the Claim and such Claim shall be deemed settled (a "Settled Claim"). The full amount of Loss suffered or sustained in connection with a Settled Claim shall be recoverable, regardless of any materiality or Material Adverse Effect qualification of the breached Warranty or covenant.

(b)
In the case the Seller does not acknowledge or, if the breach of Warranty or covenant is capable of remedy in kind, remedy a Claim within 30 days after the date on which the Claim Notice is served on the Seller, the Seller and the Purchaser shall attempt in good faith to agree upon the rights of the Parties with respect to the Claim, provided that the Parties may limit their disclosures to each other pursuant to good faith efforts to preserve the attorney-client privilege or any other applicable privileges. If the Parties reach agreement with respect to a pending Claim, a memorandum setting forth such agreement shall be signed by the Parties and any portion of the Claim covered by such agreement that is resolved in the Purchaser’s favour shall become a Settled Claim. If no such agreement is reached after a period of thirty (30) days, then the Purchaser may demand arbitration of the matter and the matter shall be settled by arbitration pursuant to section 14. The decision of the arbitral tribunal shall be final and binding upon the Parties and any portion of the Claim that is resolved in the Purchaser’s favour shall become a Settled Claim.

(c)
The Purchaser shall have the right to recover the amount of any Settled Claim directly from the Seller, which the Seller shall pay to the Purchaser within thirty (30) days of written demand therefor, or by set-off against the Contingent Consideration, at the Purchaser’s option.

5.1.4	The amount of any Claim shall in no event exceed the amount required to put the Purchaser into the same position as had there been no breach of such Warranty or covenant.

5.1.5
Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser actually recovers (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the liability or Loss which was the subject of such Claim, the Purchaser shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require and (ii) pay to the Seller as soon as practicable after receipt a portion of the amount recovered from the third party (net of taxation and less any reasonable costs of recovery) equal to the amount paid to the Purchaser by the Seller in relation to such Claim. The Purchaser shall not be required to take any action to seek recovery from any third party. To the extent that the relevant Group Company is entitled to recover from any third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the liability or Loss which was the subject of such Claim, the Group Company shall, at its option, either (i) take all reasonable steps or proceedings as may be necessary to achieve such recovery or (ii) assign to Seller such entitlement for nil consideration.

5.1.6
The Seller shall not be liable for any Claims to the extent that it would not have arisen but for, or to the extent that it has been increased (but only the amount of such increase) or not reduced (but only the amount of such absence of reduction) as a result of, any voluntary act, omission or transaction carried out before Closing by any Group Company at the written direction or written request of the Purchaser.

5.2	Specific Other Aspects of Claims

5.2.1	Limitation in Time

(a)
The Seller’s liability in relation to any Claim shall be reduced or excluded, if and to the extent that the Purchaser failed to comply with its obligations under clause 5.1.3, first sentence, and such failure has impaired the ability of the Seller to avoid or mitigate the Loss of the Purchaser or the Group Companies.

(b)
Claims based on a breach of any of the Warranties pursuant to section 4 of this Agreement, other than breaches involving fraud or Wilful Breach shall become time-barred (a) with the expiration of eighteen (18) months after the Closing Date and (b) in case of breach of any of the Warranties pursuant to Schedule 4 section 6 (Taxes) with the expiration of three (3) months after expiry of the statute of limitation period applicable to the relevant Tax, unless a Claim has been properly initiated in accordance with this section 5 by the Purchaser no later than such date. No specific limitation in time (other than any resulting from applicable law) applies to the Fundamental Warranties or any Claims based on any breach involving fraud or Wilful Breach. Claims subject to a Claim Notice delivered by the Purchaser to the Seller on or before the aforementioned dates of expiry shall survive until such Claims have been resolved.

5.2.2	Due Diligence having taken place

The Purchaser has been given the possibility to conduct a comprehensive due diligence on the Group Companies and their business prior to entering into this Agreement, as a result of which the Parties have agreed on the wording of specific Warranties of the Seller as set forth in section 4 above. Notwithstanding the foregoing, neither any Warranty nor any Claim shall be deemed to be qualified, limited or otherwise affected in any way by any investigation conducted by or on behalf of the Purchaser prior to entering into this Agreement or by the fact that the Purchaser (i) had knowledge of any fact, matter, event or circumstance, whether before or after execution of this Agreement or (ii) waived or is deemed to have waived any condition to the Closing, except as expressly provided in this Agreement.

5.2.3	Limitation of Seller's Liability in Amount

(a)
Other than for Unlimited Claims, Seller shall not be liable for any individual Claim unless the liability in respect of such Claim exceeds EUR 20,000 in which event the Seller shall be liable for the full amount and not merely the excess over EUR 20,000 ("Hurdle"). For the purpose of this paragraph the amount of Claims resulting from the same or similar facts, matter, event or circumstance shall be added together.

(b)
Other than for Unlimited Claims, Seller shall not be liable for any Claim unless the aggregate amount of the liability of the Seller for all such Claims exceeds EUR 125,000 in which event the Seller shall be liable for the full amount and not merely the excess over EUR 125,000 ("Basket"). Any Claims not exceeding the Hurdle shall be calculated towards (and thus reduce) the Basket.

(c)
Other than for Unlimited Claims or Specified Claims, Seller's liability for breach of any of the Warranties pursuant to section 4 of this Agreement shall be limited to 20% (per centum) of the sum of the Initial Purchase Price (as adjusted pursuant to section 3.2) plus any portions of the Contingent Consideration previously received by the Seller. Seller’s liability for breach of any of the Specified Warranties pursuant to section 4 of this Agreement shall be limited to 50% (per centum) of the sum of the Initial Purchase Price (as adjusted pursuant to section 3.2) plus any portions of the Contingent Consideration previously received by the Seller.

(d)
Other than Claims involving fraud or Wilful Breach, Claims for breach of or non-compliance with any of the Fundamental Warranties shall be limited to the sum of the Initial Purchase Price (as adjusted pursuant to section 3.2) plus any portions of the Contingent Consideration previously received by the Seller. None of the aforegoing limitations shall apply to Claims involving fraud or Wilful Breach which shall be unlimited.

5.2.4	Further Limitations

(a)
The Seller shall not be liable in respect of any Claim to the extent that such Claim is attributable to, or such Claim is increased as a result of, any legislation not in force on the Closing Date or to any change of law, regulation, directive, requirement or administrative practice.

(b)
The Seller shall not be liable for any Claim to the extent that such Claim arises or is increased as a result of any change made after the Closing Date in any accounting or taxation policies or practice, or the length of any accounting period for tax purposes.

(c)
The Seller shall not be liable for any Claim to the extent that such Claim arises or is increased as a result of any action by any Group Company between the Signing Date and the Closing Date at the Purchaser’s express written request.

5.2.5	Disclosure

Except with respect to Specifically Indemnifiable Matters, the Seller shall not be liable for any Claim in respect of any fact, matter, event or circumstance to the extent that such fact, matter, event or circumstance has been Fairly Disclosed.

5.2.6	Obligation to Mitigate

Following the Closing, Purchaser shall, in accordance with any applicable obligations under the ABGB, be responsible to mitigate any Loss or damage which it may suffer in consequence of any breach by the Seller of the terms of the Agreement or any fact, matter, event or circumstance giving rise to a Claim subject to the following sentence. Purchaser's responsibility to mitigate (as set out in the preceding sentence) shall not include any obligation to take any action in excess of that required by the applicable provisions of the ABGB, including incurring any out-of-pocket expense unless advanced by the Seller.

5.2.7	Procedure for Third Party Claims

If the Purchaser receives written notice of any claim or potential claim by a third party (a "Third Party Claim") that the Purchaser reasonably believes may result in a Claim against the Seller hereunder, the Purchaser shall:

(a)
promptly (and in any event within ten (10) Business Days of it) give notice of the Third Party Claim to the Seller and ensure that the Seller and its representatives are given all reasonable information and facilities to investigate it, subject to the Purchaser’s right to limit its disclosures pursuant to good faith efforts to preserve the attorney-client privilege or any other applicable privileges;

(b)
not (and ensure that each of the Group Companies shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller. The Seller shall give its approval (such approval not to be unreasonably withheld) or disapproval within ten (10) Business Days from receipt of such notice, otherwise approval by the Seller shall be deemed given; the Purchaser may compromise or settle any Third Party Claim in its sole and absolute discretion; provided, that except with the approval of the Seller or the deemed approval by the Seller, no settlement or compromise of such Third Party Claim shall be determinative of the amount of any Claim against the Seller;

(c)
(subject to the Purchaser or any of the Group Companies being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and its Affiliates shall (i) consult with the Seller regarding the Purchaser's decision to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim, provided that the Purchaser shall have the right in its sole discretion to conduct the defence of or compromise of the Third Party Claim, and (ii) permit the Seller (if it elects to do so and at its expense) to participate in, but not determine or conduct, all proceedings and/or negotiations arising in connection with the Third Party Claim; and (iii) provide copies of all pleadings, notices and communications with respect to the Third Party Claim subject to the Purchaser’s right to limit its disclosures pursuant to good faith efforts to preserve the attorney-client privilege or any other applicable privileges.

Any Claim that the Purchaser may otherwise have arising from a Third Party Claim shall be reduced or excluded, if and to the extent that the Purchaser failed to comply with its obligations set forth above and such failure has impaired the ability of the Seller to avoid or mitigate the Loss of the Purchaser or the Group Companies.

5.3	No Double Remedies

The Purchaser shall not be entitled to recover more than once in respect of the same Loss suffered. If any single Loss suffered by the Purchaser results in the breach of multiple Warranties, the Purchaser shall have the right to select which Warranty it wishes to assert a Claim with respect to.

6.	WARRANTIES OF PURCHASER

The Purchaser herewith represents and warrants to the Seller that:

6.1	Due incorporation

The Purchaser is an entity duly organized and validly existing under the laws of Nevada and has full requisite power and authority to carry on its business as it is currently conducted.

6.2	Authority

The Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to the conditions as provided in this Agreement, to consummate the transactions contemplated by this Agreement and to perform all of the Purchaser's obligations under this Agreement in particular the obligation to timely pay the consideration pursuant to section 3.

6.3	No violation

Neither the execution, delivery nor performance of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby will conflict with, or result in any violations of, the articles of incorporation or by-laws of the Purchaser.

6.4	Funding

The Purchaser either has sufficient cash resources or has obtained sufficient and unconditional financing for the consummation of the transaction contemplated by this Agreement, in particular the payment of the Initial Purchase Price and the Contingent Consideration, and either has sufficient cash resources or has taken all measures commercially reasonable to assure financing of payment of the Adjustment Amount, if applicable.

6.5	No antitrust clearances

Neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby requires any consent, clearance, notification, permission or waiver under the laws, regulations or practices applied by any national or supranational antitrust or merger control authority to which the Purchaser is subject.

6.6	Expiration

The Warranties of the Purchaser and any remedy of the Seller in respect of such Warranties shall expire eighteen (18) months following the Closing.

7.	CONDITIONS PRECEDENT TO CLOSING

7.1	Conditions Precedent

(A) The obligation of the Purchaser to consummate the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (the conditions set forth in sections 7.1(A) and 7.1(B) collectively, the "Conditions Precedent"), any of which may be waived in writing by the Purchaser:

7.1.1	Accuracy of Warranties

Each of the Warranties of the Seller set forth in this Agreement shall be true and accurate in all material respects (except for Warranties that are qualified by their terms by materiality or Material Adverse Effect, which Warranties as so qualified shall be true and accurate in all respects) both at the Signing Date and at the date of the Closing Notice as if they had been repeated at the date of the Closing Notice. In the event that the Purchaser (i) had actual knowledge of the falsehood or inaccuracy of any Warranty at the date of the Closing Notice, (ii) waives the Condition Precedent in this section 7.1.1 with respect to such falsehood or inaccuracy, and (iii) proceeds with the Closing hereunder, the Seller shall not have any liability in relation to any Claim in respect of such falsehood or inaccuracy.

7.1.2	Compliance with Covenants

The Seller shall have performed and complied, and with respect to sections 8.1 and 8.2 materially performed and complied, with all covenants and obligations in this Agreement that are required to be performed or complied with by it on or before the date of the Closing Notice.

7.1.3	Kahnawake Migration Activities

All Kahnawake Migration Activities shall have been completed to the reasonable satisfaction of the Purchaser.

7.1.4	No Material Adverse Change

No Material Adverse Change shall have occurred.

7.1.5	No Legal Restraints

No Governmental Authority shall have issued, enacted or adopted or threatened to issue, enact or adopt any order, decree, injunction, legislation, action, proceeding, ruling or judgment that (a) prevents the sale and transfer of the Shares as provided hereunder, (b) prevents the enforceability of the key terms and provisions of this Agreement, (c) prevents the continued conduct of each Group Company’s operations following the Closing in the same manner in which it was conducted on the Signing Date and on the Closing Date except as expressly contemplated by this Agreement or (d) prevents the Purchaser or any Group Company from owning, using, controlling or operating any of the products, properties or assets of any Group Company after the Closing Date or seeking a divestiture of any such products, properties or assets. No litigation or proceeding shall have been instituted or be pending against the Seller which could reasonably be expected to have a Material Adverse Effect.

7.1.6	Governmental Authority Consents

There will have been obtained at or prior to the Closing the permits, authorizations and approvals by any gaming Regulatory Authority set forth on schedule 7.1.6 which requires approval of the transactions contemplated by this Agreement and the Services Agreement dated January 12, 2012 between bwin.party management (Gibraltar) Limited and Ongame Network Limited shall remain in full force and effect without any amendment following the Signing Date.

7.1.7	Regulatory Approval; License Surrenders

The relevant Group Companies shall have obtained the permits, authorizations and approvals set forth on schedule 7.1.7 (Gaming Permits). The relevant Group Companies shall have surrendered all licenses or approvals specified on schedule 7.1.7 (License Surrenders).

7.1.8	Gaming Regulatory Measures

(a) If and only after all of the other Conditions Precedent to the obligation of the Purchaser have been satisfied or waived, and the Purchaser has provided written notice of the same to the Seller (the "Closing Notice"), the following clauses (b) through (f) of this section 7.1.8 shall constitute the final Condition Precedent to the obligation of the Purchaser. Until such time as all other Conditions Precedent to the obligation of the Purchaser have been satisfied or waived, the following clauses (b) through (f) of this section 7.1.8 shall have no effect.

(b) The relevant Group Companies shall have terminated their contractual relationships and ceased doing business with each of the Persons specified by any Gaming Regulatory Authority having jurisdiction over the Purchaser or any consent, license, permit, grant, franchise, approval, qualification or other authorization held by the Purchaser (each, a "Dissociation"), provided that the Purchaser (i) identifies such Person to the Seller in writing, and (ii) provides the Seller with such explanation as to the reason for the required dissociation, subject to any constraints or limitations on disclosure imposed by such Governmental Authority. The Seller shall indemnify the Purchaser or, at the Purchaser's sole discretion, the relevant Group Company from and against fifty per centum (50%) of any damages, penalties and costs paid after the Closing Date due to such termination of relationships, unless such payment is reflected in the Adjustment Amount, which indemnification shall be limited to 20% (per centum) of the sum of the Initial Purchase Price (as adjusted pursuant to section 3.2) plus any portions of the Contingent Consideration previously received by the Seller.

(c) The relevant Group Companies shall have provided notices of termination or intent not to renew contractual arrangements with the Persons specified on schedule 7.1.8 (Notices of Dissociation).

(d) The contracts with the Persons specified on schedule 7.1.8 shall have been amended in the manner set forth on schedule 7.1.8 (Amended Contracts).

(e) The Partner Agreement dated December 14, 2011 between Ongame Network Ltd. and CQR Payment Solutions GmbH (the "CQR Agreement") shall remain in full force and effect without any amendment following the Signing Date.

(f) The relevant Group Companies shall have implemented, or caused its Business Customers to implement (such implementation to be in accordance with the terms of any geo-blocking provisions in the relevant Group Companies’ contracts with such Business Customers, if such provisions exist, and in a commercially reasonable manner otherwise), geo-blocking using a geo-filtering mechanism that ensures to the highest industry standards from time to time that no Customer is accessing the service from an IP address originating from within any of the jurisdictions set forth on schedule 7.1.8 (Filtered Jurisdictions).

7.1.9	FIRPTA Certification

The Seller shall deliver certifications dated not more than 10 days prior to the Closing Date, signed by each of the Group Companies, to the effect that neither the Shares nor any of the shares of the Group Companies are "United States real property interests" within the meaning of Section 897 of the United States Internal Revenue Code.

7.1.10	Reduction in Force

The Reduction in Force shall have been completed.

7.1.11	Delivery of Audited Financial Statements

The Seller shall have delivered to Purchaser the audited financial statements of the Group as of and for the fiscal year ended December 31, 2011 together with all notes thereto and a report thereon by KPMG (the "Audited Financial Statements").

(B) The obligation of the Seller to consummate the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Seller:

7.1.12	Accuracy of Warranties

Each of the Warranties of the Purchaser set forth in this Agreement shall be materially true and accurate (without regard to any qualifications therein as to materiality or Material Adverse Effect) both at the Signing Date and at the Closing Date as if they had been repeated at the Closing Date.

7.1.13	No Legal Restraints

No Governmental Authority shall have issued, enacted or adopted or threatened to issue, enact or adopt any order, decree, injunction, legislation, action, proceeding, ruling or judgment that (a) prohibits or renders illegal the sale and transfer of the Shares as provided hereunder, or (b) prevents the enforceability of the key terms and provisions of this Agreement.

7.2	Long-Stop Date

This Agreement shall expire and shall have no further effect on the Parties (except for sections 11 (Announcements), 13 (Arbitration) and 15 (Miscellaneous), which shall continue to apply and further except for liability resulting from the breach of any obligations existing hereunder prior or relating to Closing, which liabilities shall also continue to exist) unless Closing has occurred on or prior to nine (9) months as from the Signing Date (such date, the "Long-Stop Date"), unless the Long-Stop Date is extended by agreement between the Parties.

7.3	Efforts to Fulfil the Conditions Precedent

7.3.1
The Parties shall use their reasonable efforts (which on the part of the Seller includes giving appropriate instructions to the Company) to ensure that all Conditions Precedent will be timely fulfilled and shall co-operate with each other to the extent reasonably required in order to fully effectuate the transactions contemplated herein; provided however that Seller shall not be obligated to take any action that would have a negative impact on Seller’s business (other than the Business).

7.3.2
The Purchaser shall promptly notify the Seller sufficiently in advance of any notification, submission, response or other communication (excluding communications of an administrative nature) which it proposes to make or submit to any Governmental Authority; provided this only relates to documentation and information provided to a Governmental Authority which regulates the Purchaser’s or any of its Affiliates’ business and further that the Purchaser shall not be required to provide the Seller with any confidential information or business secrets, such information to be provided to external counsel for the Seller on a counsel-to-counsel basis only. The Purchaser agrees to take due consideration of any reasonable comments which the Seller may have in relation to any such notification, submission, communication or response to a request for further information prior to making the relevant notification, submission, communication or response (provided that any such comments have been made without undue delay by the Seller upon receipt of reasonable notice from the Purchaser). The Purchaser further agrees to keep the Seller fully informed as to the progress of any notification of and the results of all meetings with any Governmental Authority or other persons or bodies which regulates the Purchaser’s or any of its Affiliates’ business or any of the Group Companies (unless prohibited by the authority or other person) in connection with the transactions contemplated herein. Notwithstanding the foregoing, the Purchaser shall have no obligations under this Section 7.3.2 (other than providing the Seller with advance copies and an opportunity to comment on any statements regarding the Seller) with respect to any notification, submission, response or other communication relating to any individual who is an officer, director or employee of the Purchaser or its Affiliates. The Seller and the Purchaser covenant to use their respective reasonable endeavours to procure that the conditions set out under section 7.1 above are fulfilled as soon as reasonably practicable after the Signing Date.

8.	PRE-CLOSING COVENANTS

8.1	Conduct

Except as otherwise provided for in this Agreement, the Seller shall procure to the extent legally possible that, from the Signing Date and until the Closing or termination of this Agreement (whichever is relevant), none of the Group Companies will, without the written consent of the Purchaser (which may include electronic mail from an executive officer of the Purchaser) (which shall not be unreasonably withheld or delayed):

(a)	amend or propose to amend its articles of association or by-laws;

(b)	split, combine or reclassify any outstanding shares of its registered capital, or declare or pay any dividends or make any other distribution to the holders thereof;

(c)
issue or sell any options, warrants, convertible securities or other rights (contingent or otherwise) of any character to purchase, subscribe to, or otherwise acquire any shares in a Group Company, or in any way reclassify any shares of a Group Company;

(d)
merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business or pass a resolution relating to voluntary liquidation or winding up or take any action in relation to any of the foregoing.;

(e)	acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any equity investments therein;

(f)
sell any corporation, partnership or other business organization or material division thereof or any other material asset or right or create an Encumbrance on any of the foregoing or permit such Encumbrance to be created;

(g)	other than in the ordinary course of business enter into or modify any Material Contract, lease or agreement or create any Encumbrances on any of its assets;

(h)	other than in the ordinary course of business, directly or indirectly, take any action which would cause the Warranties contained herein to become inaccurate in any material respect;

(i)
other than in the ordinary course of business consistent with past practice and other than with respect to amounts of less than EUR 75,000 per single incurrence and EUR 150,000 in the aggregate for the period from and including the Signing Date up until and including the Closing Date incur, assume or guarantee any financial debt;

(j)
grant any loan or otherwise lend any money with a maturity period exceeding 30 days and EUR 100,000 per single lending, save for money market transactions in the ordinary course of business and consistent with past practice;

(k)	materially change any accounting principle or policy other than required by law or recommended by the auditors;

(l)	conduct its business other than in compliance with all material applicable laws, except as otherwise conducted as of the Signing Date;

(m)
except in the ordinary course of business consistent with past practice, conclude, otherwise change or amend the material terms of employment (including compensation and benefits and entitlement to any payments or benefits following termination of employment) with any employee, hire any new employees or terminate the employment of any employees or increase the compensation, commissions or perquisites payable to any agent of any Group Company, it being understood that (i) the Seller intends to terminate the employment and consultancy of such number of employees and consultants to reduce the total number of full-time working equivalents (including consultants) of the Group to not less than 150 full-time working equivalents (including consultants) and not more than 170 full-time working equivalents (including consultants), (ii) the Seller shall have terminated or taken the requisite measures to terminate (including the service of notice of termination) such number of employees and consultants as of the Closing Date (the "Reduction in Force"), (iii) the Seller agrees to consult with the Purchaser in advance of any such termination and (iv) the Purchaser agrees not to unreasonably withhold consent to any such termination;

(n)	other than in the ordinary course of business, terminate or otherwise change or amend the material terms of any of the agreements with Business Customers or material suppliers; or

(o)	amend, terminate or waive the due performance of any portion of the Consulting and Cooperation Agreement;

(p)
settle any litigation or any other dispute that is not yet in litigation with the value in dispute exceeding EUR 50,000 where the settlement amount to be paid by the relevant Group Company exceeds the respective accrual;

(q)
enter into any contract or agreement that grants to a counterparty the right to automatic adjustment of pricing or other terms based upon the pricing or other terms contained in any oral or written agreement; or

(r)
agree, orally or in writing, not to compete with any third party or to refrain from engaging in any specified lines of business or business activities, delineated by market segment, jurisdiction or otherwise.

8.2	Regulatory Filings; Other Actions

(a)
Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use all reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing (subject to the provisions of section 7.3.2), all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including (i) the obtaining of all necessary actions, waivers, consents and approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated herein and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated herein. The Seller and the Purchaser shall use all reasonable efforts to ensure that any such conditions or remedies are removed or reduced.

(b)	Subject to the terms and conditions herein provided and without limiting the foregoing:

(i)
the Seller shall cause the Company (A) as soon as reasonably possible in view of the progress of the Kahnawake Migration Activities to file such documents and instruments and take such additional actions as may be required by the Kahnawake Gaming Commission to effect the "license surrenders" pursuant to regulation 127 of the Regulations concerning Interactive Gaming of December 2011 and the surrender of all other licenses or approvals as set forth in schedule 7.1.8 (License Surrenders) (collectively, the "License Surrenders"), (B) to commence the Kahnawake Migration Activities and (C) to respond as promptly as practicable to any additional requests for information received from the Kahnawake Gaming Commission or any other jurisdiction relevant to the License Surrenders;

(ii)	the Seller shall use all reasonable efforts to complete the Kahnawake Migration Activities;

(iii)	the Seller shall cause the Company to use all reasonable efforts to cure not later than the Closing Date any violations or defaults under any rules applied by, the Kahnawake Gaming Commission; and

(iv)
the Seller shall cause the relevant Group Companies to apply for and use all reasonable efforts (subject to, and in accordance with, applicable law) to obtain the permits, authorizations and approvals set forth on schedule 7.1.8 (Gaming Permits) and will upon notice from the Purchaser of the enactment of any law or applicable legal authority expressly permitting online gaming in any jurisdiction in which a Group Company operates between the Signing Date and the Closing Date consult with the Purchaser regarding the application for any permits, authorizations and approvals of the relevant Governmental Authority, and the provisions of section 7.3.2 shall apply mutatis mutandis to the Seller’s efforts under this section 8.2(b)(iv).

(c)
Except to the extent taken into account in the calculation of Net Debt, Seller shall pay in full the amount of any and all Retention Bonuses payable to current or former employees or consultants of any Group Company that become due and payable prior to, concurrent with or immediately following the Closing. Purchaser shall pay or cause the relevant Group Company to pay in full the amount of any and all Retention Bonuses payable to current or former employees or consultants of any Group Company that become due and payable after the Closing and other and than immediately following the Closing.

(d)
Except to the extent taken into account in the calculation of Net Debt and except as provided in the following sentence, Seller shall pay in full the costs of any and all severance, continued provision of benefits or other termination costs or liabilities (regardless of whether payable, incurred or provided prior to or after the Closing) associated with any termination of the employment or consultancy of any employee or consultant prior to the Closing, including such employees or consultants as to whom Seller has taken the requisite measures prior to the Closing to terminate, including the service of notice of termination (including but not limited to the Reduction in Force) (“Pre-Closing Termination Costs”). Purchaser shall pay or cause the relevant Group Company to pay in full the costs of any and all severance, continued provision of benefits or other termination costs or liabilities associated with any termination of the employment or consultancy of any employee or consultant after the Closing, and up to EUR 35,000 of Pre-Closing Termination Costs to the extent payable post Closing or such higher amount as may be mutually agreed upon in writing by Purchaser and Seller prior to Closing.

(e)
The Seller shall use best efforts to replace prior to Closing the EUR 2,000,000 deposit made by or on behalf of the Company with the National Gaming Commission of Spain in connection with the Company’s application for a Gaming Approval with either (i) a guarantee by the Seller or bwin.party digital entertainment plc that can be assumed by the Purchaser or Shuffle Master, Inc. at the Closing, (ii) a letter of credit issued on behalf of the Seller or bwin.party digital entertainment plc that can be replaced with a letter of credit issued on behalf of the Purchaser or Shuffle Master, Inc. at the Closing, (iii) the posting of a performance bond or other insurance contract by the Seller or bwin.party digital entertainment plc or (iv) an equivalent instrument that can be replaced by the posting of a performance bond or other insurance contract by the Purchaser or Shuffle Master, Inc. at the Closing.

8.3	Advice of Changes

The Seller will promptly advise the Purchaser in writing of (a) any event occurring subsequent to the Signing Date that would render any Warranty of the Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) any breach of any covenant or obligation of the Seller pursuant to this Agreement, or (c) any Material Adverse Change.

8.4	Continued Access to Information

From and after the Signing Date and through and including the Closing Date, the Seller shall cause each Group Company to allow the Purchaser and its agents reasonable access at reasonable times to the files, books, records, player transaction data (but only in a manner that is not individually-identifying, such as an aggregated or redacted manner), technology, contracts, personnel and offices of each Group Company, including, but not limited to, any and all information relating to each Group Company’s Taxes, commitments, contracts, leases, employees, customers, licenses, liabilities, financial condition and real, personal and intangible property. Access to customers shall in any event be closely coordinated with the Seller and the Purchaser shall only be permitted to contact, directly or indirectly, any customers of the Group Companies subject to a representative of the Seller participating in such communication (such as in the form of participating in meetings or conference calls or otherwise). The Seller shall cause the accountants of each Group Company to cooperate with the Purchaser and its agents in making available all financial information reasonably requested by the Purchaser, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. The Seller’s obligations under this section 8.4 shall be subject to the Seller’s right to limit its disclosures pursuant to good faith efforts to preserve the attorney-client privileges or any other applicable privileges. The Seller shall not be obligated to allow the Purchaser and its agents a degree of access under this section 8.4 that materially exceeds the scope of access provided to the Purchaser and its agents in the course of the Purchaser’s due diligence investigation prior to the Signing Date.

8.5	No Other Negotiations

The Seller will not, and will not authorize, encourage or knowingly permit any director, officer, employee, stockholder, affiliate or agent of any Group Company or any attorney, investment banker or other person on any Group Company’s behalf to, directly or indirectly: (a) solicit, initiate, encourage or knowingly induce the making, submission or announcement of any offer or proposal from any person concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (b) furnish any information regarding any Group Company to any person (other than the Purchaser) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (c) participate in any discussions or negotiations with any Person (other than the Purchaser) with respect to any Alternative Transaction; (d) cooperate with, knowingly facilitate or encourage any effort or attempt by any person (other than the Purchaser) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding with any person (other than the Purchaser) that is related to, provides for or concerns any Alternative Transaction.

8.6	Tax Matters

(a)
The preparation and filing of Tax returns of each Group Company shall be done in accordance with the provisions of clause 7 of the Tax Deed. The Seller shall cause each Group Company to pay and discharge all Taxes of each Group Company attributable to returns filed in the Pre-Closing Tax Period before the same shall become delinquent and before penalties accrue thereon.

(b)
For purposes of this Agreement, (a) any Taxes relating to a Straddle Period that are levied on a per diem basis shall be attributable to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and (b) any other Taxes relating to a Straddle Period shall be attributable to the Pre-Closing Tax Period as if such Straddle Period had ended on the Closing Date.

(c)
Save in respect of any obligation of the Seller to a Group Company as at the Closing Date or any amount payable as at the Closing Date, all Tax sharing, Tax indemnity, Tax allocation, or similar agreements or arrangements with respect to or involving any Group Company shall be terminated as of the Closing Date and, after the Closing Date, neither the Purchaser nor any Group Company shall be bound thereby or have any liability thereunder.

(d)
All transfer, documentary, sales, use, excise, stamp, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated by this Agreement, shall be paid by the Purchaser (so long as no Group Company owns real estate in Gibraltar at the Closing Date) or the Seller (if any Group Company owns real estate in Gibraltar at the Closing Date).

8.7	Customer Retention Cooperation

The Seller shall provide reasonable cooperation to the Purchaser in its efforts to prepare for the post-Closing retention by the Group Companies of all Business Customers, provided that the Purchaser shall reimburse the Seller for any out-of pocket expenses incurred.  Such reasonable cooperation shall include participating in telephonic or in person meetings with such Business Customers upon the Purchaser’s request with reasonable advance notice, keeping the Purchaser reasonably apprised of communications from or to such Business Customers regarding the post-Closing operation of the Business and matters affecting the post-Closing retention of such Business Customers, referring to the Purchaser inquiries from such Business Customers regarding the post-Closing operation of the Business or the post-Closing retention of such Business Customers, and giving good faith consideration to Purchaser’s requests for assistance in preparing for the post-Closing retention by the Group Companies of such Business Customers.

9.	CLOSING

9.1	Closing Date

On the 10th Business Day ("Closing Date") following the day on which the last of all Conditions Precedent contemplated by this Agreement are either satisfied or waived in writing by the applicable Party, the closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of the Company or at such other place as the Parties shall mutually agree.

9.2	Documents to be executed or delivered and actions to be taken

At Closing, the Parties shall simultaneously execute and deliver the following documents and take the following actions or cause such actions to be taken simultaneously:

(a)
the Initial Purchase Price shall be paid in accordance with section 3.1 and the Purchaser shall reimburse the Seller for (i) up to EUR 600,000 of documented, out-of-pocket expenses incurred by the Seller in the completion of the Kahnawake Migration Activities; (ii) up to EUR 220,000 of documented out-of-pocket expenses incurred by the Seller in the acquisition and development of casino game technology; (iii) up to EUR 831,000 of documented out-of-pocket expenses incurred by the Seller in the acquisition and development of electronic gaming platform technology; (iv) up to such additional amount of capital expenditures requested by the Purchaser after the Signing Date and prior to the Closing Date; (v) such portion of the documented amount of the security deposit (less any offsets applied against such security deposit prior to the Closing Date) deposited with the lessor of the Stockholm office (the "Stockholm Office Security Deposit") that bears the same proportion to the total amount of the deposit that the floor space occupied by the Group at the Closing bears to the total floor space under lease; and (vi) if the replacement contemplated by section 8.2(e) has been completed at or prior to the Closing, the security deposit made by the Group in the amount of EUR 2,000,000 made by or on behalf of the Company with the National Gaming Commission of Spain in connection with the Company’s application for a Gaming Approval.

(b)	the officers and the members of the board of directors of each Group Company will irrevocably tender their resignation;

(c)
the Parties shall sign a closing memorandum and shall thereby confirm that (i) all Conditions Precedent have been fulfilled or waived in writing by the applicable Party, and (ii) upon receipt of the Initial Purchase Price, the Shares are transferred to the Purchaser;

(d)	the Seller shall deliver to the Purchaser or to whom the Purchaser may direct the following documents of the Company THAT IS TO SAY:

(i)	minutes of a meeting of the board of directors of the Company held on the Closing Date dealing with the following business:

(A)
the acceptance of the resignation of each of the directors of each Group Company (except those nominated by the Purchaser) and the appointment of the Purchaser’s nominees to the board of directors of each Group Company;

(B)	the re-appointment of each Group Company's secretary;
(C)	the re-appointment of the auditors of each Group Company;
(D)	the approval of the share transfer of all the Shares in the Company in favour of the Purchaser or the Purchaser’s nominees; and
(E)	the approval of the transfer of the registered office of each Group Company in such manner as the Purchaser shall direct;

(ii)
written resignations of all the officers and directors of each Group Company (except those appointed on the nomination of the Purchaser) each confirming that they have no claims or rights of action against any Group Company and that no Group Company is in any way obligated or indebted to them or any of them;

(iii)
a duly executed share transfer form in respect of the Shares in favour of the Purchaser or such other person as the Purchaser may direct, together with the relevant share certificates, all original trust documentation (if any) and such waivers and consents as may be required to enable the Purchaser or the Purchaser’s nominee to be registered as the sole legal and equitable owner and holder of the Shares and all other (if any) documents of title in relation to the Shares;

(iv)
the certificate of incorporation, memorandum and articles of association of the Company as well as the common seal of the Company and the properly written-up statutory and minute books of the Company together with all other corporate records, documents, books of account and all insurance policies of the Company; and

(v)
a written receipt signed by the Seller acknowledging receipt of all amounts due to it by any of the Group Companies and/or renouncing all claims, rights and interest in or against all of the Group Companies of whatever nature existing at the Closing Date (save for any Group Balances at the Closing Date or obligations incurred under this Agreement, the Patent License Agreement, the Transition Services Agreement or the Consulting and Cooperation Agreement);

(e)	the Seller shall deliver to the Purchaser or to whom the Purchaser may direct the following documents in respect of each of Ongame Services and Ongame Markets:

(i)
written resignations of all the members of the management boards (including the managing director) of each of Ongame Services and Ongame Markets (except those appointed on the nomination of the Purchaser) each confirming that they have no claims or rights of action against Ongame Services and Ongame Markets (as the case may be) and that Ongame Services and Ongame Markets (as the case may be) is in no way obligated or indebted to them or any of them in their capacity as members of the management boards; and

(ii)	all documents of title in relation to the Subsidiary Shares.

(f)	the Seller and the Purchaser shall have executed and delivered a transition services agreement (the "Transition Services Agreement") in the form attached hereto as schedule 9.2(f).

(g)	the Seller and the Purchaser shall have executed and delivered the Tax Deed in the form attached hereto as schedule 9.2(g).

(h)
the Seller shall use its reasonable efforts to cause each of Peter Bertilsson, Peter Messner, Martin Lerby, Fredrivk Kjell, Anders Wasterlid and Olivia Gorajewski to have executed and delivered a letter acknowledging that the terms of his or her employment are solely those set forth in their employment agreements in effect at the Signing Date.

(i)
if the Seller has succeeded in replacing prior to Closing the EUR 2,000,000 deposit made by or on behalf of the Company with the National Gaming Commission of Spain in connection with the Company’s application for a Gaming Approval with either (i) a guarantee by the Seller or bwin.party digital entertainment plc, (ii) a letter of credit issued on behalf of the Seller or bwin.party digital entertainment plc, (iii) the posting of a performance bond or other insurance contract by the Seller or bwin.party digital entertainment plc or (iv) an equivalent instrument, at the Closing the Purchaser shall either assume such guarantee, replace such letter of credit with a letter of credit issued on behalf of the Purchaser or Shuffle Master, Inc, or replace such performance bond or other insurance contract with a performance bond or insurance contract by the Purchaser or Shuffle Master, Inc.

In addition, the Purchaser and the Seller shall, whether before, on or after the Closing Date, execute and deliver any further instruments, deeds, assignments or assurances and take all other actions that are necessary or desirable to consummate the transactions contemplated by this Agreement and to carry out the purposes and intent of this Agreement.

9.3	Transfer of Shares

Upon fulfilment or waiver in writing by the applicable Party of all Conditions Precedent and all actions according to section 9.2 having been completed, the Shares shall be transferred to the Purchaser without further action by the Parties. On or after the Closing Date, the Purchaser shall cause shareholders meetings and board meetings to be held in Ongame Services and Ongame Markets at which new directors are appointed and company signatures are amended. The Purchaser shall forthwith see to it that these appointments and decisions are registered with the Swedish Companies Registration Office.

9.4	Right to Rescind

9.4.1	(a)
If the foregoing provisions of section 9.2 are not fully complied with by the Seller or the Purchaser, as applicable, by or on 10th Business Day following the day on which all Conditions Precedent are either satisfied or waived in writing by the applicable Party, the Purchaser (in the case of non-compliance by the Seller), or the Seller (in the case of non-compliance by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights and remedies available to it including the right to claim Losses) by written notice to the other Parties:

(i)         to rescind this Agreement with immediate effect; or

(ii)        to insist that Closing be effected.

The Purchaser or the Seller may rescind this Agreement with immediate effect upon written notice to the other Party at any time prior to the Closing if such other Party has committed a material breach of any of its covenants in this Agreement and has not cured such material breach prior to twenty (20) Business Days following receipt of written notice of such material breach. In the event of any such rescission, the non-rescinding Party shall reimburse the rescinding Party for up to EUR 1,000,000 of Losses incurred by the rescinding Party in connection with the preparation and execution of this Agreement; any liability of the non-rescinding Party shall be limited to such amount of EUR 1,000,000 and any liability for Losses in excess of this amount shall be excluded.

The Purchaser may rescind this Agreement upon written notice to the Seller at any time prior to the Closing upon the occurrence of a Material Adverse Change following the Signing Date and prior to the Closing Date.

(b)         In the event a Gaming Issue arises, the Parties' agree to cooperate to resolve such issue in accordance with the following procedures, subject to any changes thereto dictated by the applicable Gaming Regulatory Authority:

(i) The Purchaser shall, in good faith, use commercially reasonable efforts to facilitate a meeting among the Seller and the applicable Gaming Regulatory Authority for the purpose of determining whether and how the Seller could address and remedy the Gaming Issue. If the meeting referenced above cannot occur despite good faith efforts, then, absent contrary direction from the applicable Gaming Regulatory Authority, the Purchaser shall inform the Seller of the extent to which such Gaming Regulatory Authority advised how it could address and remedy, if at all, the concerns of such Gaming Regulatory Authority.

(ii)        The Parties shall cooperate in good faith to attempt, if permitted by the Gaming Regulatory Authority, to address the concerns of any such Gaming Regulatory Authority with reasonably adequate time to permit the Seller to effectuate a remedy.

(iii)        If (a) after complying with subsections (i) and (ii) above, the Purchaser reasonably determines that it is unlikely that such Gaming Issue will be resolved to the satisfaction of the applicable Gaming Regulatory Authority, and (b) the Purchaser, acting in good faith, makes a determination that (A) the applicable Gaming Issue may result in an investigation or adversary proceeding which challenges the Purchaser’s or any of its Affiliates’ suitability or good standing (including any potential loss of, threatened loss of, the imposition of burdensome terms and conditions on any Gaming Approvals of the Purchaser or any its Affiliates, or other disciplinary action which may cause significant harm to the reputation and standing of Purchaser or any of its Affiliates), and (B) in the event that the meeting referenced in clause (i) above never occurred, the Purchaser shall provide the Seller verification of the Gaming Issue through the following means in order of preference (I) request a writing from such Gaming Regulatory Authority of its position with respect to the Gaming Issue, or request an oral communication from the Gaming Regulatory Authority of its position with respect to the Gaming Issue, or (II) provide a copy of a written confirmation from the Purchaser to such Gaming Regulatory Authority of the Purchaser's understanding of such Gaming Regulatory Authority's guidance or, if advised by qualified outside gaming counsel of the Purchaser that such a confirming letter is not appropriate under the circumstances, provide a letter from such counsel certifying the general nature of the objection and the gravity of the matter, then the Purchaser may rescind this Agreement with immediate effect upon written notice to the Seller at any time prior to the Closing.

9.4.2
In the event of rescission of this Agreement pursuant to section 9.4.1, this Agreement shall expire and shall have no further effect on the Parties (except for sections 11 (Announcement), 13 (Arbitration) and 15 (Miscellaneous), which shall continue to apply and further except for liability resulting from the breach of any obligations existing hereunder prior or relating to the Closing, which liabilities shall also continue to exist without regard to any limitations set forth in section 5 but subject to the limitation in section 9.4.1.

9.4.3	If this Agreement is rescinded by one Party, then such rescission shall have effect for the whole Agreement and all Parties.

10.	POST-CLOSING COVENANTS

10.1	Exoneration

Subject to approval of the respective auditors of Ongame Services and Ongame Markets and the Purchaser, at the first annual shareholders meetings of each of Ongame Services and Ongame Markets following the Closing Date, the Purchaser covenants to procure that those board members and the managing directors of Ongame Services and Ongame Markets who have resigned on or before the Closing Date are granted discharge from liability for their administration until the Closing Date (or the earlier date of their resignation).

10.2	Post-Closing Measures

After Closing having been completed, the Purchaser shall procure that the directors of the Company shall file the relevant documents with the Registrar of Companies in Gibraltar recording the fact that (i) the Purchaser is, as of the Closing Date, the registered as new shareholder of the Company and, (ii) the composition of the board of directors of the Company has changed providing such details of the resignations and new appointments to the board as well as such other details required by Gibraltar law.

10.3	Patent License Agreement

The Purchaser acknowledges that Ongame Services and ElectraWorks Limited, a company indirectly and wholly-owned by bwin.party digital entertainment plc, have entered into a patent license agreement under which ElectraWorks Limited acquires a royalty-free, non-exclusive and perpetual license to use certain IPR currently held by Group Companies (the "License Agreement") which is attached hereto as Schedule 10.3.

10.4	Restrictions on Use of Business Customer Data

From and after the Closing, the Seller shall not use any Business Customer data (including but not limited to poker player identification or contact data, wagering transaction data, wagering settlement data and wagering account debiting/crediting data) to directly or indirectly call upon, solicit, advise, notify or otherwise attempt to do business with any Business Customer or any poker player Customer of any Business Customer other than poker player Customers of Terminated Business Customers through their accounts with such Terminated Business Customers. This section 10.4 shall, however, not prevent the Seller from using Business Customer Data which relate to bwin.party digital entertainment plc or any of its Affiliates in its capacity as Business Customer.

During the period of two (2) years following the Closing Date (the "Restricted Period"), the Seller shall not in any way, directly or indirectly, hire, solicit for hire, induce or attempt to induce any officers, employees, representatives or agents of any of the Group Companies to leave the employ of the Purchaser or such Group Companies or violate the terms of their employment arrangements with the Purchaser or such Group Companies. The Restricted Period applicable to the Seller shall be extended by the length of any period during which it is in breach of the terms of this section 10.4.

The Seller acknowledges that its covenants set forth in this section 10.4 are an essential element of this Agreement and that, but for its agreement to comply with these covenants, the Purchaser would not have entered into this Agreement. In addition, the Seller acknowledges and agrees that the geographic scope of the restrictions set forth in this section 10.4 are reasonable as the business of the Group Companies and any similar competing businesses may be conducted anywhere in the world. The Seller acknowledges that this section 10.4 constitutes an independent covenant that shall not be affected by performance or non-performance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel specifically in regards to this section 10.4 and after such consultation agree that the covenants set forth in this section 10.4 are reasonable and proper.

10.5	Return of Deposit with National Gaming Commission of Spain

From and after the Closing, the Purchaser shall provide and shall cause the relevant Group Company to provide reasonable cooperation to the Seller in its efforts to effect the replacement contemplated by section 8.2(e), provided that in connection therewith the Seller shall reimburse the Purchaser or the Group Company for any out-of-pocket expenses incurred and the Purchaser shall not be obligated  to take any action or omit to take any action which action or omission would reasonably be expected to jeopardize any Gaming Approval held by the Purchaser or any Group Company, jeopardize any application for a Gaming Approval by the Purchaser or any Group Company, or require any deviation from the conduct of the Business as conducted as of the Signing Date and the Closing Date.  From and after the Closing, the Purchaser shall remit, or cause the relevant Group Company to remit, to the Seller within five (5) Business Days following receipt by the Purchaser or any Group Company from the National Gaming Commission of Spain, the amount of the security deposit (or portion thereof received by the Purchaser or such Group Company) made by the Group prior to the Signing Date with the National Gaming Commission of Spain in connection with the Company’s application for a Gaming Approval.

11.	ANNOUNCEMENTS

Immediately after the execution of this Agreement, the Parties shall issue individual press releases, in the form previously agreed upon between the Parties.

12.	PAYMENTS, COSTS AND EXPENSES

12.1	Costs of agreement

Except as otherwise provided in section 9.4.1, each Party to this Agreement shall pay its own costs and expenses including the fees of its professional advisors in relation to the negotiation of this Agreement and the preparation, execution and carrying into effect of this Agreement and all other documents referred to herein ("Third Party Expenses"); for purposes of the foregoing, any Third Party Expenses of any Group Company incurred prior to the Closing (whether or not invoiced prior to the Closing) shall be deemed to be Third Party Expenses of the Seller.

12.2	Costs of transaction

Except as otherwise provided herein, all costs, duties, transfer taxes and fees resulting from the execution of this Agreement, including, but not limited to notarial fees and registration fees, shall be borne by the Purchaser.

13.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by, and construed in accordance with, the laws of Austria, without reference to or application of any conflict of law rules. The form of the agreement relating to the transfer of the Shares shall be governed by the laws of Gibraltar.

14.	ARBITRATION

14.1	Arbitration agreement

All disputes, controversies, claims as well as any non-contractual obligations arising out of or in connection with this Agreement, including the breach, termination or invalidity thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Vienna, Austria. The language of arbitration shall be English, but documents may be presented in German.

14.2	Exceptions from venue

The arbitral tribunal is nevertheless authorized to carry out certain portions of the proceedings, for example meetings, hearing of witnesses, out-of-court viewings and the like, at a location other than the agreed upon place of arbitration, if the arbitrators so determine. The place of arbitration shall not be changed in consequence thereof.

14.3	Scope of arbitration clause

This arbitration clause shall also be applicable for disputes between a Party hereto and a legal successor of the other Party or between the legal successors of all Parties hereto. This arbitration clause shall furthermore be applicable for disputes regarding amendments or additional agreements to this Agreement.

14.4	Costs of arbitration

The losing Party in the proceeding shall compensate the prevailing Party for the costs of arbitration, including reasonable legal and other costs incurred by the prevailing Party for the arbitration. The arbitrators may determine the amount of said legal costs without taking any guidelines for fees or disbursements into consideration. In case a Party prevails only partially, the arbitrators are authorized to award a proportionate amount of the costs of arbitration to such Party.

14.5	Specific performance, injunctive relief

In addition to any and all other remedies to enforce the claims a Party has under this Agreement, its Schedules and amendments that may be available under this Agreement, each Party shall be entitled to (i) specific performance and (ii) apply for injunctive relief with courts of law having jurisdiction.

14.6	Applicable law

This arbitration clause is governed by and construed in accordance with Austrian law excluding its rules on conflict of laws.

15.	MISCELLANEOUS

15.1	Amendments

This Agreement may not be amended or modified, except by a written document executed by all Parties; however, where any specific form (such as a notarial deed) is required under applicable law, any amendment or modification hereto needs to be made in such form. The compliance with any condition or covenant set forth herein may not be waived, except in writing duly and validly executed by the waiving Party.

15.2	No assignment

This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of all Parties that shall not be unreasonably withheld.

15.3	Nomination right

From the date hereof and no later than five (5) Business Days prior to the Closing Date, Purchaser shall, subject to the prior written consent of the Seller, have the right to nominate, an Affiliate of Purchaser to succeed to and be substituted for Purchaser under this Agreement with such effect as if such nominated Affiliate of Purchaser had been named the Purchaser herein, or to specify an Affiliate of Purchaser to directly purchase all or a portion of the shares of any Group Company directly from the holder thereof for such portion of the consideration otherwise payable for the Shares pursuant to section 3 as is specified by the Purchaser. The Seller shall not withhold its consent to such nomination if and so far (i) such Affiliate is a 100% (per centum) subsidiary of the same ultimate parent(s) as the Purchaser, and if there is more than one such ultimate parent, in the same (direct or indirect) proportion,(ii) such Affiliate validly enters into all agreements and arrangements, and assumes all obligations of the Purchaser out of or related to this Agreement, and (iii) the Purchaser remains jointly and severally liable for the full and punctual fulfilment of all obligations out of or related to this Agreement so as to safeguard all rights the Seller has under this Agreement.

15.4	Severability

In case any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In lieu of the invalid or inoperable provision, this Agreement shall be applied in a reasonable manner, which, so far as legally permissible, comes as close as possible to the application of what the Parties intended, according to the spirit and purpose of this Agreement.

15.5	Entire agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. Except as expressly provided herein and save for the confidentiality agreement entered into between bwin.party digital entertainment plc and ShuffleMaster, Inc. dated 14 September 2011 which shall remain in full force and effect until and including the Closing Date, all prior agreements or understandings, if any, between the Parties or their Affiliates with respect to the Company and the subject matter hereof shall, upon the execution of this Agreement, be null and void.

15.6	Notices

All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be exclusively made by (i) e-mail and/or (ii) facsimile (telecopier) and shall be sufficient in all respects if addressed as follows:

If to the Seller, to:
bwin.party services (Austria) GmbH
c/o bwin.party digital entertainment plc
711 Europort
Gibraltar
Attention:         Nigel Birrell
Telephone:        +350 200 78700
Telecopier:        +350 200 48521
e-mail:               nigel.birrell@bwinparty.com

with a copy to:
Brandl & Talos Rechtsanwälte GmbH
Mariahilfer Straße 116
1070 Vienna
Austria
Attention:          Thomas Talos
Telephone:          +43 1 522 5700
Telecopier:          +43 1 522 5701
e-mail:                 talos@btp.at

If to Purchaser, to:
Shuffle Master International, Inc.
Attention:          General Counsel
Telephone:         (702) 492-8880
Telecopier:         (702) 270-5326
e-mail:                klever@shufflemaster.com

with a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304-1018
Attention:          Timothy J. Harris
Telephone:         (650) 813-5784
Telecopier:         (650) 251-3781
e-mail:                 tharris@mofo.com

Vienna, March 5, 2012

/s/ Gunther Doppler	/s/ Gavin Isaacs
bwin.party services (Austria) GmbH	Shuffle Master International, Inc.
Name: Gunther Doppler	Name: Gavin Isaacs
Title: Managing Director	Title: CEO

Schedule 4
Warranties of Seller

1.	AUTHORITY AND GOOD STANDING

The Seller has (and will have on the Closing Date) good right, full power and authority to enter into this Agreement and to sell, assign and transfer its Shares to the Purchaser in the manner contemplated herein and to perform all of its obligations under this Agreement. Each Group Company is a company duly organized, validly existing and, where such concept applies, in good standing under the laws of its jurisdiction of formation, each Group Company has the power and authority to own, operate and lease its properties and to conduct its business as conducted as of the Signing Date and the Closing Date. No Group Company is in violation of its constitutional documents. This Agreement and all other agreements contemplated by this Agreement to be executed by the Seller are and will be valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

2.	NO VIOLATION

The execution by the Seller of this Agreement does not, and the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby will not (i) conflict with or violate the articles of association or other internal governing documents of the Seller or any Group Company, (ii) require any internal authorization, consent or approval of any corporate body of the Seller or any Group Company or any authorization, consent or approval of any Governmental Authority which has jurisdiction over the Seller and the Group Companies other than those that have been obtained, (iii) violate any Permit, law or regulation, governmental, arbitral or court order, judgment or decree applicable to the Seller or any Group Company or any of their respective assets (iv) result in any breach of any contract or agreement to which the Seller or any Group Company is a party or by which the Seller or any Group Company or any of their respective assets is or are bound, or (v) subject any Group Company to any obligation to make any payment to any third party (other than transfer, documentary, sales, use, excise, stamp, registration and other such Taxes) as a consequence of the sale and transfer of Shares hereunder, as a condition to the continued enjoyment of business relations enjoyed by such Group Company prior to the Closing or otherwise. In particular, the Seller has obtained approval by the board of directors of bwin.party digital entertainment plc. No Group Company shall be subject to any Loss as a result of any violation of any order, judgment, decree, law, rule, or regulation by Seller or any Group Company prior to the Closing. Neither the execution, delivery or performance of this Agreement by the Seller nor the consummation of the transactions contemplated hereby requires any consent, clearance, notification, permission or waiver under the laws, regulations or practices applied by any authority (other than national or supranational antitrust or merger control) to which the Seller or any Group Company is subject.

3.	TITLE

As of the Closing Date, the Seller has full title to the Shares and, indirectly, to the Subsidiary Shares free and clear of all Encumbrances (other than any Encumbrances under the Articles of Association).

4.	SHARE CAPITAL/QUOTA

4.1	Company

The Company has a registered share capital of EUR 25,000. The Shares owned by the Seller have been validly issued, are fully paid-up and will be fully paid-up as of the Closing Date. There has not been, and there will not have been as of the Closing Date, any unlawful repayment (whether disclosed or undisclosed) of share capital. The Shares represent a 100% (per centum) interest in the Company's registered share capital and in all of the voting rights in the Company's shareholders' meeting. The Company has not issued any equity instruments, or any rights (whether present or contingent), to acquire equity instruments, other than the Shares. Upon the Closing, the Purchaser shall become the sole owner of 100% (per centum) of the authorised share capital of the Company. To the Seller’s knowledge, there is no person who has asserted, and no reasonable basis for the assertion of, any right or entitlement to any equity interest in the Company. None of the Shares are subject to any pre-emptive right, right of first refusal, right of first offer or other rights of third parties that restrict the Seller’s right to transfer the Shares. The Shares have been issued in full compliance with all applicable corporate and securities laws and the Seller’s constitutional documents. Other than the Subsidiary Shares, the Company has no equity or ownership interest, direct or indirect, in or loans to any other business entity. Since inception, the Company has not repurchased, redeemed or otherwise reacquired any of its share capital. There are no voting agreements, proxies or voting trusts applicable to any of the Shares. As of the Closing Date, there shall be no obligation attaching to the Shares to pay any dividends.

4.2	Other Group Companies

The Group Companies other than the Company have each a registered share capital as set out opposite the name of each Group Company on Schedule 4 Part 4.2, and each of the Subsidiary Shares represents the respective amount of interest in the relevant Group Companies' registered share capital as set out on Schedule 4 Part 4.2. The relevant Group Companies have not issued any equity instruments, or any rights (whether present or contingent), other than the Subsidiary Shares. Upon the Closing, the Company shall be the direct or indirect owner of 100% (per centum) of the authorised share capital of each of the Group Companies. To the Seller’s knowledge, there is no person who has asserted, and no reasonable basis for the assertion of, any right or entitlement to any equity interest in any Group Company. None of the Subsidiary Shares are subject to any pre-emptive right, right of first refusal, right of first offer or other rights of third parties that restrict the Seller’s right to transfer the Subsidiary Shares. The Subsidiary Shares have been issued in full compliance with all applicable corporate and securities laws and the relevant Group Company’s constitutional documents. Other than as set out on Schedule 4 Part 4.2, none of the Group Companies has any equity or ownership interest, direct or indirect, in or loans to any other business entity. No Group Company is obligated to make any investment in or capital contribution to any other business entity. Since its respective inception, no Group Company has repurchased, redeemed or otherwise reacquired any of its share capital. There are no voting agreements, proxies or voting trusts applicable to any of the Subsidiary Shares.

5.	NO INSOLVENCY

There is no bankruptcy, moratorium, insolvency or similar proceeding pending or, to the knowledge of the Seller, threatened against any Group Company.

6.	TAXES

6.1	Tax Returns Filed, Taxes Paid

(a)
Each Group Company has duly, and within the respective time limits, filed all Tax returns, given all notices and supplied all other information required to be supplied to all relevant Tax authorities; all such information was complete and accurate in all material respects and all such returns and notices were complete and accurate in all material respects. Each Group Company has established adequate accruals or reserves for the payment of all unprovided Taxes attributable to the Pre-Closing Tax Period, has made all required estimated Tax payments, and has no liability for Taxes in excess of the amounts paid or accrued and reserved.

(b)
All Taxes that have become due and payable for accounting periods ending on or before 30 June 2011 by the Company (whether as tax payer or as a Person liable for Taxes owed by another Person) have been paid as and when the same became due.

(c)
No deficiencies for Taxes have been claimed, proposed or assessed or threatened in writing against any Group Company. No Group Company has received any notification from any relevant Tax authority regarding any potential assessment or audit. No Tax return of any Group Company is under audit by any Tax authority and all such past audits have been completed and fully resolved and all Taxes and any penalties or interest determined by such audits to be due have been paid in full. No Group Company assets are subject to any Tax lien. There is not in effect any waiver by any Group Company of any statute of limitations with respect to any Tax or any agreement to any extension of time for the filing of any Tax return which has not been filed, and no Group Company has consented to extend the period in which any Tax may be assessed or collected by any Tax authority.

(d)
Each Group Company has timely withheld and remitted or otherwise paid to the relevant Tax authority all required employment and social welfare taxes on all compensation paid to employees and other service providers. Each Group Company has maintained all required records with respect thereto.

6.2	Limitations

With respect to all Taxes due and payable by the Company the foregoing warranties do not apply to the extent that such Tax liabilities

(a)	are shown or provided for in the Unaudited Financial Statements as tax accruals or as part of the other accruals for potential tax liabilities deducted from the books and records of the Company; or
(b)
can be offset against Tax loss carry forwards that are or were available (including as a result of subsequent Tax audits) in the period to which such Taxes are allocable, whereby any use or reduction caused directly or indirectly by the Purchaser of such Tax loss carry backs or loss carry forwards shall be disregarded (it being understood that Tax losses incurred by any of the Companies after the Closing Date and carried back into any period ending prior to Closing Date are not taken into account).

7.	MATERIAL CONTRACTS

The Seller represents and warrants as of the Signing Date, but not as of the Closing Date, that:

(a)	none of the Group Companies is party to any Material Contract other than those listed in Schedule 4 Part 7 of the Disclosure Letter;
(b)	with respect to each such Material Contract, none of the respective Group Companies or, to the Seller’s knowledge any counterparty, is in material breach with its obligations thereunder;
(c)
each Material Contract is valid, binding and enforceable against the applicable Group Company and, to the knowledge of the Seller, the other party thereto in accordance with its terms and is in full force and effect;

(d)
no Group Company has received notice from any counterparty of its intention to cancel or terminate any Material Contract and no Group Company has received notice of any anticipated reduction in the amount of business to be transacted under any Material Contract;

(e)	no Group Company has received notice from any Business Customer of any breach or alleged breach of any network liquidity or uptime/availability covenants by which such Group Company is bound; and
(f)	no Group Company has received any notice from any Governmental Authority or any assertion by any Person alleging any violation of any competition or antitrust laws.

8.	COMPLIANCE WITH LAWS

8.1	Required Permits

Each Group Company holds in full force and effect all material authorizations, permits, approvals, consents, licenses and similar instruments required for the conduct of its business and the ownership of its properties, including without limitation, (i) a remote gambling licence (No 33) issued by the Government of Gibraltar valid for the period 1 July 2011 to 30 June 2012 and (ii) an interactive gaming licence (the "Kahnawake Permit") issued by the Kahnawake Gaming Commission valid until 31 July 2013 (collectively the "Permits"). Each Group Company is in compliance with all Permits. All Permits other than the Kahnawake Permit shall remain in full force and effect on the Closing Date. Neither the Seller nor any Group Company has received any communication from any Governmental Authority that alleges any possible violation of or any possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit as a result of the consummation of the transactions contemplated by this Agreement. No employee or agent of any Group Company has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses or made any unlawful payment to government officials or government employees or made any other payment in violation of applicable law.

8.2	Enforcement of Access Restrictions

Each Group Company has enforced against each Business Customer, and each such Business Customer has complied with, the contractual restrictions and obligations set forth in such Group Company’s agreement with such Business Customer and all laws, rules or regulations applicable to such Business Customer’s operations (such contractual restrictions and obligations and laws, rules and regulations, collectively, "Access Restrictions") that are designed to restrict such Business Customer’s marketing, promotion or operating activities in order to comply with the terms of any Permit or any law, rule or regulation applicable to such Group Company or Business Customer. Since January 1, 2007, no Group Company has knowingly permitted any Business Customer to access any business or custom from a Customer located in the United States of America (including its territories and possessions, its states and the District of Columbia). The Disclosure Letter sets forth a list (based upon Seller’s due inquiry of books and records in its possession) of all jurisdictions ("Blocked Jurisdictions"), since January 1, 2007, in which any Group Company has undertaken measures to block the marketing, promotion or operation of the Business. No Group Company has knowingly permitted any Business Customer or any third party on behalf of a Business Customer, to advertise or promote the availability of any product or service utilising the Business in any Blocked Jurisdiction since implementation of the blocking measures related to such Blocked Jurisdiction.

8.3	Compliance with Other Laws

As of the Signing Date and as of the Closing Date, the operations of each Group Company are in compliance with all laws, rules and regulations applicable thereto except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

8.4	No payment processing services

As of the Signing Date and as of the Closing Date, the Group Companies are not performing any payment processing services that require a license, permit or approval from any financial services or banking regulatory authority.

9.	EMPLOYEES

9.1	No Latent Hiring

No Group Company is under an obligation to employ any former employee or any other Person, save under mandatory provisions of Swedish employment law which could cause such obligations with respect to the individuals set forth in the Disclosure Letter.

9.2	Payment of Employee Compensation

Except for Retention Bonuses provided for in section 8.2(c) of the Agreement, all payments to current or former employees or consultants, whether standard remuneration, bonuses, premiums, severance, salary continuation or payments of any other nature, due and payable by any Group Company to any of its employees have been made.

9.3	Standard Terms

Neither the Seller nor any Group Company has promised any employee of any Group Company any payment or other benefit in connection with an actual or proposed termination of his or her employment, or as a consequence of the transactions contemplated hereby. The employment of all employees of the Group Companies is terminable at the will of the respective Group Company, subject to compliance with applicable law. No Group Company is bound by any oral agreement with respect to terms of employment or compensation.

9.4	Labour Conflicts

There are no and there have not been in the three years prior to the Signing Date any labour disputes, strikes, general slowdowns, general work stoppages or lockouts by or with respect to the work force of any Group Company.

9.5	Pension Commitments

No Group Company has made or assumed any Pension Commitments.  No Group Company shall be subject to any Loss as a result of Seller’s benefit policies.

9.6	Termination and Severance Costs

From and after the Closing, no Group Company shall have any obligation or liability to pay any amounts, including but not limited to severance costs or continued provision of benefits, to any current or former employee of any Group Company, except as required under applicable law.

10.	LITIGATION

There are no pending, initiated, or to the Seller’s knowledge, threatened in writing against or involving any Group Company any legal proceedings, whether before ordinary courts, other independent courts, arbitral tribunals, administrative authorities and other Governmental Authorities that, if decided adversely for the relevant Group Company, would have a Material Adverse Effect on the relevant Group Company. There is no judgment, decree, injunction, rule or order of any ordinary courts, other independent courts, arbitral tribunals, administrative authorities and other Governmental Authorities that names any Group Company. To the Seller's knowledge, there do not exist any matters of fact that are likely to result or give cause to initiation of any such proceedings other than those regarding compliance with gaming .

11.	IPR

Each Group Company holds full and exclusive title to or valid licenses in respect of the IPR used in the conduct of the Business as conducted on the Signing Date and the Closing Date ("Necessary IPR"), free and clear of all Encumbrances. No Group Company infringes any IPR owned by any third Person in any material way nor are there, to the Seller's knowledge, any matters of fact that is likely to give rise to nullification of any Necessary IPR. To the Seller’s knowledge, no third Person has infringed any Group Company’s rights in any IPR. The Necessary IPR is sufficient to operate the Group Companies' business, taken as a whole, as conducted on the Signing Date and as conducted on the Closing Date. All Necessary IPR is fully transferable and licensable by the respective Group Company without restriction or payment of any kind to any third Person. No Necessary IPR is subject to any proceeding, decree, order, judgment or settlement that restricts in any manner the Group’s use of such Necessary IPR. No Group Company has granted to any third party any ownership interest or right to acquire an ownership interest in any Necessary IPR or the right to access any source codes to computer programs owned by any Group Company. Other than licenses granted to Business Customers or Customers in the ordinary course of the Business, no Group Company has granted any third party any right under any Necessary IPR. Neither the Seller nor any Group Company has received any notice of any assertion that any IPR of any Group Company is invalid or unenforceable against any third Person. To the Seller’s knowledge, no current or former employee or consultant of any Group Company has developed any IPR for any Group Company that is subject to any obligation to assign the rights thereto to any third Person. Each Group Company has secured valid assignments to all Necessary IPR from the service providers who contributed to such IPR, free of any obligation on the part of any Group Company to pay royalties or other consideration thereon or to provide any attribution with respect thereto. Each Group Company has paid all applicable registration or filing fees due and owing for the registration and perfection of Necessary IPR. No Group Company has misrepresented or knowingly failed to disclose any facts or circumstances in any application to register or perfect IPR that would constitute fraud or a misrepresentation or that would otherwise effect the enforceability of any Group Company’s rights in such IPR. No Necessary IPR contains any virus or code intentionally created to access, modify, delete or damage or disable any computer systems and all products distributed by the Group perform, in all material respects, the functions described in any specifications or end user documentation distributed by the Group, free of bugs or programming errors that adversely affect the functionality of such products other than routine bugs or programming errors that reasonably would be expected to be timely corrected in the ordinary course of maintenance and support services provided by the Group.

12.	INSURANCES

Each of the Group Companies has the insurances listed in Schedule 4 Part 12 and all such insurances are in full force and effect. The coverage under such policies satisfies all applicable legal requirements for minimum insurance coverage required by the Group Companies in the conduct of the Business. There are no claims pending under any such policies. All premiums due under such policies have been timely paid and each Group Company is in compliance with the terms of each such policy.

13.	TITLE TO ASSETS

13.1	Ownership of Assets

Except for current assets disposed of by each Group Company in the ordinary course of business the Group is the legal and beneficial owner of all assets included in (i) Schedule 3 of the Asset Transfer Agreement, and (ii) the Unaudited Financial Statements.

13.2	Sufficiency of Assets
The Group has good and marketable title to or a valid leasehold interest in all of the assets and properties used in the conduct of the Business as conducted during the six (6) month period preceding the Signing Date (including but not limited to the URL www.holdempoker.com and any similar derivatives thereof, the trade name "Hold ‘Em Poker" and all IPR associated therewith), free and clear of all Encumbrances. Except for any cash required to finance the operations of the Business on an ongoing basis, the assets and properties of the Group as of the Closing Date will include all of the assets used by the Group Companies in the conduct of the Business as of the Signing Date and as of the Closing Date. Except for any cash required to finance the operations of the Business on an ongoing basis, the assets used by the Group Companies in the conduct of the Business at the Signing Date and at the Closing Date, together with the services to be provided by the Seller under the Transition Services Agreement after the Closing Date, shall be sufficient for the continued conduct of the Business following the Closing Date in the same manner as conducted at the Signing Date and at the Closing Date.

14.	FINANCIAL STATEMENTS

The unaudited financial statements as of and for the period ended December 31, 2011 set out in Schedule 4 Part 14 (the "Unaudited Financial Statements") are true, accurate and complete and present fairly, in all material respects, the financial position of each of the Group Companies and the results of their respective operations and have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union applied on a consistent basis with prior financial statements of the Seller and the Group Companies and are, in all material respects, consistent with the books and records of the Seller and the Group Companies. All reserves reflected in the Unaudited Financial Statements are adequate for the purposes for which they were established. Except as reflected in the Unaudited Financial Statements, no Group Company has any liabilities (contingent or otherwise) of a nature required to be disclosed in financial statements prepared in accordance with Financing Reporting Standards as adopted by the European Union, other than (a) liabilities incurred in the ordinary course of the Business subsequent to December 31, 2011, and (b) obligations under contracts and commitments incurred in the ordinary course of the Business and not required by Financing Reporting Standards as adopted by the European Union to be reflected in the financial statements, which in either case are not material to the financial condition or operating results of the Group Companies. No Group Company is a guarantor or indemnitor of any indebtedness of any other Person.

The Audited Financial Statements shall be substantially consistent with Unaudited Financial Statements, save for normal and customary adjustments made in connection with audit, which, individually or in the aggregate, do not constitute a material deviation from the financial condition or operating results presented in the Unaudited Financial Statements for the Group as a whole and taking into account the below criteria in the aggregate for all Group Companies (as if on a consolidated basis). For purposes of the foregoing, a five (5) per centum or greater difference in revenue; earnings before interest, taxes, depreciation and amortization; or earnings before interest and taxes shall constitute "a material deviation" for purposes of this part 14.

15.	ABSENCE OF CHANGES

From and after the date of the Unaudited Financial Statements, each Group Company has operated its business in the ordinary course, consistent with past practice, and there has not been any:

(a)	amendment or change in any constitutional documents of any Group Company;
(b)
license, sale, assignment, transfer or other disposition or agreement to do any of the foregoing with respect to any of the assets or properties of any Group Company outside of the ordinary course of business;

(c)	damage, destruction or loss of any assets or properties of any Group Company;
(d)
declaration, setting aside or payment of any dividend or other distribution to equity holders by any Group Company, any split or combination or recapitalization of any Group Company or any change in the rights or obligations of the share capital of any Group Company;

(e)	resignation or termination of employment of any key employee or manager of any Group Company;
(f)	material change in the compensation, employee benefits or terms of employment of any employee of any Group Company;
(g)
entry into, amendment of, waiver of rights under or termination of any Material Contract (and for purpose of this clause (g) substituting EUR 100,000 for EUR 50,000 in the definition of "Material Contracts") ;

(h)	written or oral indication or assertion by any counterparty to a Material Contract of any problem or defect in the performance by any Group Company of its obligations under any Material Contract;
(i)	agreement by any Group Company to provide products or services to any third party on an exclusive basis or not to engage in any type of business activity;
(j)	to the Seller’s knowledge, commencement of any lawsuit, proceeding or investigation by any Governmental Authority into any Group Company;
(k)	change in accounting methods or practices or revaluation of any asset or account of any Group Company;

(l)
amendment of any Tax return of any Group Company, making or revocation of any material election relating to Taxes, or settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, audit or controversy relating to Taxes or consent to waiver or extension of any statute of limitations with respect to any Taxes; or

(m)	entry into any agreement, understanding or arrangement (whether or not in writing) to do any of the foregoing.

16.	NO MISLEADING STATEMENTS

Neither this Agreement nor any document or instrument delivered in connection herewith contains any untrue statement of fact or omits to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

Schedule 4 Part 4.2
List of Subsidiaries and share capital of Subsidiaries

Group Company	Registered share capital	Amount of interest
Ongame Services AB	EUR 11,000	100% (per centum)
Ongame Markets AB	EUR 11,000	100% (per centum)
Ongame Markets Malta Limited	EUR 100,000	100% (per centum)